Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-67137
333-113461

Prospectus supplement

(To prospectus dated December 2, 1998)

The Rouse Company

$400,000,000 3.625% Notes due 2009

Interest payable March 15 and September 15

$100,000,000 5.375% Notes due 2013

Interest payable May 26 and November 26

The 2009 notes will mature on March 15, 2009. We will pay interest on the 2009 notes on each March 15 and September 15, beginning on September 15, 2004, at the rate of 3.625% per year. The 2009 notes will constitute a new series of securities.

The 2013 notes will mature on November 26, 2013. We will pay interest on the 2013 notes on each May 26 and November 26, beginning on May 26, 2004, at the rate of 5.375% per year. Interest on the 2013 notes will accrue from November 26, 2003.

The 2013 notes offered by this prospectus supplement will constitute a further issuance of, and form a single series with, our outstanding 5.375% Notes due 2013 issued on November 26, 2003 in the principal amount of $350,000,000. The 2013 notes offered by this prospectus supplement will have identical terms as the other notes of this series, other than their date of issue and their initial price to the public, and will trade interchangeably with those notes immediately upon settlement. Upon completion of this offering, the aggregate principal amount of outstanding notes of this series will be $450,000,000.

We may, at our option, redeem some or all of the notes at any time for a make-whole price as described under “Description of the Notes—Optional Redemption.”

This prospectus supplement and the accompanying prospectus contain additional information about the terms and conditions of the notes, including covenants and events of default.

The notes will not be listed on any securities exchange or included in any automated dealer quotation system.

Investing in the notes involves risks. See “ Risk Factors” beginning on page S-10 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)(2)	Underwriting Discounts	Proceeds to Us, Before Expenses(1)(2)

Per 2009 note	99.688%	0.600%	99.088%

Total	$398,752,000	$2,400,000	$396,352,000

Per 2013 note	103.984%	0.650%	103.334%

Total	$103,984,000	$650,000	$103,334,000

(1)	Plus interest, if any, from March 15, 2004 if settlement occurs after that date in the case of the 2009 notes.
(2)	Purchasers of the 2013 notes must pay, in addition to the price to public, accrued interest (1.627% per 2013 note through March 15, 2004) on the 2013 notes from November 26, 2003 to the date of delivery.

We expect that delivery of the notes will be made in book-entry form only through the facilities of The Depository Trust Company on or about March 15, 2004.

Joint Book-Running Managers

JPMorgan	Banc of America Securities LLC	UBS Investment Bank

Senior Co-Managers

Deutsche Bank Securities	Goldman, Sachs & Co.	Morgan Stanley

Co-Managers

PNC Capital Markets, Inc. RBC Capital Markets Scotia Capital Wachovia Securities

March 10, 2004

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

You should assume that the information appearing in and incorporated by reference in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates of these documents. Our business, financial condition, results of operations and prospects may have changed since these dates.

The terms “Rouse,” “we,” “us,” and “our” refer to The Rouse Company and its subsidiaries, unless the context otherwise requires. In the “Prospectus Supplement Summary—The Offering,” “Description of the Notes” and “Underwriting” sections, these terms refer to The Rouse Company only and not its subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus include or incorporate by reference forward-looking statements that reflect our current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical or anticipated results. The words “will,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “target” and similar expressions identify forward-looking statements. Forward-looking statements include, among others, statements regarding expectations as to the completion of contemplated acquisitions and dispositions, expectations regarding our community development activities, expectations as to the future results of acquisitions, and expectations as to the settlements of our defined benefit pension plans. You are cautioned not to place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. See “Risk Factors” and Exhibit 99.2 of our Annual Report on Form 10-K for the year ended December 31, 2003 for a discussion of some of the factors that could cause actual results to differ materially from historical results or those expressed or implied by our forward-looking statements.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and may not include all of the information that you should consider before deciding to invest in our notes. We urge you to read this prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section, as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including our financial statements.

The Rouse Company

We are one of the largest publicly traded real estate companies in the United States. We have been publicly traded since 1957 and began operating as a real estate investment trust, or REIT, on January 1, 1998. We engage in our real estate business through subsidiaries and affiliates. Our primary business is the acquisition, development and management of retail centers, office buildings, mixed-use projects and other commercial properties across the United States. We are also the developer of master-planned communities in Columbia, Maryland, Summerlin, Nevada and smaller communities in Howard and Prince George’s counties, Maryland. We recently commenced community development activity in the suburbs of Houston, Texas.

Objectives and Strategy

Our primary business strategies are to own and operate premier retail centers with multiple anchor stores and high sales and occupancy levels in major metropolitan markets and to develop and sell land in large-scale, master-planned communities in a manner designed to increase the value of the remaining land to be developed and sold.

In pursuit of our retail center strategy, in recent years we have refined our retail portfolio by purchasing new centers, expanding existing centers and disposing of under-performing centers. The ownership and management of premier regional retail centers is expected to continue to provide the majority of our earnings from continuing operations.

We have a long history of community development. We intend to use our experience to identify and develop or acquire new community development projects. In 2003, we purchased approximately 8,800 acres northwest of Houston, Texas on which we intend to develop a master-planned community. In 2003, we also acquired a 52.5% economic interest in The Woodlands, a master-planned community north of Houston. See “—Community Development”.

Retail Operations

Currently, we own interests in 32 regional retail centers, five downtown specialty marketplaces, six mixed-use centers with retail space, and four community retail centers. We manage all of these properties except three of the community retail centers. These properties comprise approximately 40 million square feet, or a net of approximately 16 million square feet, excluding space occupied by anchor stores or cinemas. As of December 31, 2003, our comparable properties were 94.3% occupied, and comparable tenants in these properties produced a weighted average of $405 of sales per square foot over the twelve months ended December 31, 2003 (excluding stores larger than 10,000 square feet). Comparable properties are properties other than properties that have been acquired or disposed of, are newly developed or have undergone significant expansion in either of the two years being compared. We also exclude South Street Seaport, a retail center we own and operate in lower Manhattan, from comparable properties because of significant declines in commercial activity in lower Manhattan following the terrorist attacks of September 11, 2001. Comparable tenants are those tenants that have been in continuous operation in the same space at the start of two consecutive calendar years.

In February 2004, we agreed to purchase Providence Place, a regional retail center in Providence, Rhode Island, for approximately $270 million in cash and the assumption by us of approximately $240 million of mortgage debt and a payment in lieu of real estate tax (PILOT) loan of approximately $47 million. We expect this transaction to close in March 2004. We cannot assure you, however, that the transaction will be completed.

In December 2003, we agreed to acquire a 50% joint venture interest in the retail and office components of Mizner Park, a mixed-use project in Boca Raton, Florida. We acquired the interest in the retail component and some office components of the project in December 2003 for approximately $34 million and acquired the interest in the remaining office components in January 2004 for approximately $18 million.

In December 2003, we sold our investments in Kravco Investments, L.P. and its affiliates (which we refer to collectively as “Kravco”) to an affiliate of Simon Property Group, Inc. (which we refer to as “Simon”) for approximately $51.8 million. Kravco owns shopping centers primarily in the Philadelphia metropolitan area and central New Jersey. We acquired these investments in connection with the acquisition of the assets of Rodamco North America N.V. (which we refer to as “Rodamco”) in 2002.

In August 2003, we acquired the remaining interest in Staten Island Mall, a regional retail center in Staten Island, New York.

In April and May 2003, we sold six retail centers in the Philadelphia metropolitan area to Pennsylvania Real Estate Investment Trust and acquired Christiana Mall, located in Newark, Delaware, from a party related to Pennsylvania Real Estate Investment Trust. We subsequently conveyed a 50% interest in Christiana Mall to the holder of the participating mortgage that we assumed in the acquisition. The six centers that were sold produced lower average sales and maintained lower average occupancy levels than the balance of our retail portfolio. By contrast, the sales productivity of our tenants at Christiana Mall is in excess of the average of the balance of our portfolio.

In May 2002, we, together with Simon and Westfield America Trust (which we refer to as “Westfield”), completed the acquisition of substantially all of the properties and other specified assets of Rodamco, including a group of major retail centers across the United States. Under a related agreement, we, Simon and Westfield agreed to divide the properties and assets acquired from Rodamco. We acquired, directly or indirectly, interests in eight major retail centers and in other assets. See “Risk Factors—Risks Related to the Acquisition of Assets from Rodamco”.

Community Development

Our community development business began in 1962 with the launch of Columbia. Columbia, a master-planned community located between Baltimore, Maryland and Washington D.C., now has a population of approximately 96,000 residents and is home to businesses that employ approximately 91,000 people. We own approximately 1,000 remaining saleable acres in and around Columbia.

Our second major community development, Summerlin, was acquired from The Hughes Corporation in 1996 and has been the best selling master-planned community in the United States for the last five years according to an independent survey by Robert Charles Lesser & Co., a national real estate consultant. Summerlin now has a population of approximately 70,000 residents and is home to businesses that employ approximately 16,000 people. We own approximately 6,600 remaining saleable acres in Summerlin.

In January 2004, we acquired the remaining interests in an entity that is developing Fairwood, a master-planned community in Prince George’s County, Maryland, for approximately $32 million.

In December 2003, we acquired, for approximately $185 million in cash, a 52.5% economic interest in entities (which we refer to as the “Woodlands Entities”) that own The Woodlands, a master-planned community in the Houston, Texas metropolitan area, and several office buildings from Crescent Real Estate Equities Limited Partnership and its affiliates (which we refer to collectively as “Crescent”). Morgan Stanley Real Estate Fund II, L.P. and its affiliates own the remaining 47.5% economic interest in the Woodlands Entities. Assets owned by the Woodlands Entities include approximately 5,500 saleable acres of land, seven office buildings totaling 520,000 square feet of space, three golf course complexes, a resort conference center, the Marriott Waterway Hotel, five office buildings and other miscellaneous assets. With 30 years of operating history, The Woodlands is a leading master-planned community in Houston, Texas and is currently home to approximately 70,000 residents and some 900 businesses employing approximately 30,000 people.

We believe the Woodlands transaction may reduce our earnings from continuing operations and Funds From Operations in 2004, but that it should increase earnings from continuing operations and Funds From Operations in 2005. See Note 4 to “Selected Consolidated Financial Data” for the definition of Funds From Operations and the reconciliation of Funds From Operations to net earnings. We cannot assure you that actual results will not differ from our expectations.

In June 2003, we acquired 8,060 acres of land in Houston, Texas, for a proposed master-planned community. In September and December 2003, we purchased a total of an additional 727 acres of land contiguous to this parcel. The preliminary development plans envision approximately 17,000 single-family residential units and 900 acres of multi-family residential and commercial uses. We expect that the necessary planning and infrastructure development could be sufficiently completed to allow initial land sales to occur as soon as late 2005.

We intend to use our experience and resources to develop and sell finished lots or tracts including infrastructure and amenities within approved master-planned communities and subdivisions, in addition to undeveloped property, to housing developers. We also intend to continue to sell finished and undeveloped lots to commercial developers and develop commercial property ourselves.

Office and Other Real Estate

We own or manage more than 100 office, mixed-use and other buildings totaling more than eight million square feet, primarily in and around our master-planned communities in Maryland and Nevada and as components of our mixed-use properties in Phoenix, Arizona, Baltimore, Maryland, Portland, Oregon and Seattle, Washington. As part of the Woodlands transaction described above, we agreed to transfer Hughes Center, comprising eight office buildings totaling approximately 1.1 million square feet, nine ground leases and approximately 13 acres of developable land, to Crescent for approximately $230 million, including $117 million of debt to be assumed by Crescent. As of March 1, 2004, we had transferred all of the assets in Hughes Center except for one building to Crescent for an aggregate of $221 million, including $115 million of debt assumed by Crescent. The remaining building is expected to be transferred to another party in April 2004.

Corporate Structure

In 2001, we formed The Rouse Company LP, which we refer to as the “operating partnership.” One of our wholly owned subsidiaries is the sole general partner and another wholly owned subsidiary is the sole limited partner of the operating partnership. We have transferred a substantial number of our operating properties to the operating partnership but continue to hold various assets outside the operating partnership, including those properties held in our taxable REIT subsidiaries. This operating partnership structure, which we refer to as an “UPREIT structure,” is designed to allow us to acquire properties in exchange for limited partnership interests in the operating partnership. Using the UPREIT structure, we could issue limited partnership interests of the operating partnership to persons transferring properties to us who wish to defer taxes on the transfers, and who want to receive a right to convert their limited partnership interests into our common stock at a future date in a taxable transaction. We have agreed with the lenders under some of our credit facilities that, when and if the operating partnership issues limited partnership interests to unrelated parties in exchange for properties or we transfer to the operating partnership all or substantially all of the properties not held by the operating partnership, the operating partnership will become jointly and severally liable for all of our obligations under those credit facilities. Concurrently, we will cause the operating partnership to become jointly and severally liable for our obligations under all outstanding public debt issued by Rouse, including the notes offered by this prospectus supplement.

We were incorporated as a business corporation under the laws of the State of Maryland in 1956. Our principal offices are located at The Rouse Company Building, Columbia, Maryland 21044. Our telephone number is (410) 992-6000.

The Offering

Issuer	The Rouse Company.

Securities Offered	$400,000,000 principal amount of 3.625% Notes due 2009.

$100,000,000 principal amount of 5.375% Notes due 2013. The 2013 notes offered by this prospectus supplement will constitute a further issuance of, and form a single series with, our outstanding 5.375% Notes due 2013 issued on November 26, 2003 in the principal amount of $350,000,000. The 2013 notes offered by this prospectus supplement will have identical terms as the other notes of this series, other than their date of issue and their initial price to the public, and will trade interchangeably with those notes immediately upon settlement. Upon completion of this offering, the aggregate principal amount of outstanding notes of this series will be $450,000,000.

In this prospectus supplement, we use the term “notes” to refer, collectively, to the 2009 notes and the 2013 notes. The 2009 notes and the 2013 notes will, however, constitute separate series under the indenture governing the notes.

Maturity Date

2009 notes	March 15, 2009.

2013 notes	November 26, 2013.

Interest Payment Dates

2009 notes	March 15 and September 15 of each year, beginning on September 15, 2004.

2013 notes	May 26 and November 26 of each year, beginning on May 26, 2004. Interest on the 2013 notes will accrue from November 26, 2003.

Sinking Fund	None.

Optional Redemption	We may, at our option, redeem some or all of the notes at any time for a make-whole price. See “Description of the Notes—Optional Redemption” in this prospectus supplement.

Ranking

The notes will be unsecured obligations and will have the same priority as all of our other unsecured and unsubordinated indebtedness from time to time outstanding. However, the notes will be, in effect, subordinated to the secured and unsecured indebtedness of our subsidiaries. See “Description of the Notes—General” and “Risk Factors—Risks Related to the Notes—The notes will be effectively subordinated to debt of our subsidiaries” in this prospectus supplement.

Covenants	The notes and the indenture governing the notes contain covenants limiting:

•	our ability and that of our subsidiaries to incur debt;

•	our ability and that of some of our subsidiaries to enter into sale/leaseback transactions; and

•	our ability to consolidate or merge with, or to sell, convey or lease all or substantially all of our assets to, any other entity.

These covenants are, however, subject to exceptions. See “Description of the Notes—Covenants” and “—Consolidation, Merger, Sale, Conveyance and Lease” in this prospectus supplement and “Description of Debt Securities—Certain Covenants” and “—Consolidation, Merger, Sale, Conveyance and Lease” in the accompanying prospectus.

Global Securities

Each of the 2009 notes and the 2013 notes will be represented by one or more global securities, which will be deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, or DTC. DTC will keep records of the owners of beneficial interests in the global securities. Except under limited circumstances, we will not issue certificates evidencing notes to any person other than DTC. See “Description of the Notes—Global Securities” and “—Book-Entry System” in this prospectus supplement.

Use of Proceeds	We will use the net proceeds from the sale of the notes to repay outstanding indebtedness under our $900 million revolving credit facility and for general corporate purposes. See “Use of Proceeds.”

RISK FACTORS

Before making an investment decision regarding our notes, you should carefully review the information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus and should, in particular, consider the following matters in connection with an investment in our notes. The value of your investment may increase or decrease. The occurrence of any of the following risks could materially and adversely affect our business, financial condition or results of operations, which could result in the loss of all or part of your investment.

Risks Related to Our Business

Our real property portfolio is affected by economic conditions, local real estate considerations and other factors

The revenues and cash flow generated by, and the value of, our properties may be adversely affected by general economic conditions and local economic and real estate conditions, including:

•	the perceptions of prospective tenants or purchasers of the attractiveness of a particular property;

•	the inability to collect rent due to bankruptcy or insolvency of tenants or otherwise; and

•	the level of operating costs.

Other factors, including changes in tax laws, interest rates and the availability of financing, may also negatively affect revenues, cash flows and values.

Decreases in consumer spending because of recessionary economic conditions, tight consumer credit policies or other factors could adversely affect our results of operations and cash flows. In addition, a portion of our rental revenue is derived from our tenant leases in retail centers which provide for rental payments based upon tenant sales in excess of specified levels. Decreases in consumer spending could reduce this rental revenue.

Our business and operating results may be affected by a change in general economic conditions. For example, an increase in interest rates will affect the interest payable on our outstanding floating rate debt and may also result in increased interest expense if fixed rate debt is refinanced at higher interest rates. In addition, increases in mortgage interest rates or declines in consumer confidence could reduce land sales and adversely affect operating results from our community development activities. Further, domestic or international incidents, such as terrorist attacks, could affect general economic conditions and our business.

We are dependent upon rental income from our retail centers and office and industrial buildings

Our results of operations and cash flows are substantially dependent upon rental income from tenants in our retail centers and office and industrial buildings. We would be adversely affected if a significant number of our tenants were unable to meet their obligations or if we were unable to lease a significant amount of space in our properties on economically favorable terms. When a tenant defaults, we may experience delays in enforcing our rights as a landlord and may incur substantial costs in protecting our investment. In addition, the bankruptcy or insolvency or departure of a major tenant at one or more of our properties may have an adverse effect on those properties and could, among other things, make those properties less attractive to consumers or prospective tenants.

Our properties, some of which are geographically concentrated, are sensitive to local economic and real estate conditions

Some of our properties are geographically concentrated. As a result, our results of operations from our office and industrial buildings and land sales depend on local economic and real estate conditions, including the availability of comparable, competing buildings and land. Most of our office and industrial buildings are located in the Baltimore-Washington region, including Columbia, Maryland, and in the Las Vegas, Nevada metropolitan area. Currently, our land sales also relate primarily to land in and around Columbia, Maryland, and Las Vegas, Nevada and in the future, will include land recently acquired in the Houston, Texas metropolitan area. These office and industrial buildings and land sales are and will be affected by economic developments in the Baltimore-Washington region, the greater Las Vegas, Nevada metropolitan area, and the Houston, Texas metropolitan area. They also are and will be affected by local real estate conditions and factors such as applicable zoning laws and the availability of financing for residential and commercial development.

Customer traffic, tenant sales and rents at South Street Seaport, a retail center that we own and operate in lower Manhattan, are generally affected by the level of pedestrian and other traffic and other commercial activity in the area, which has been lighter than historical levels since the terrorist attacks of September 11, 2001. It is difficult to predict with certainty when, if ever, customer traffic, tenant sales and rents at South Street Seaport will return to historical levels.

We are subject to extensive environmental regulation, which could impose higher costs or liabilities on us

We, as an owner, operator and manager of real property, are subject to extensive regulation under federal, state and local environmental laws. These laws are subject to change from time to time and could impose higher costs or liabilities on us.

Under various environmental laws, a current or previous owner or operator of real property may become liable for the costs of the investigation, removal and remediation of hazardous or toxic substances on, under, in or migrating from that property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. The presence of hazardous or toxic substances, or the failure to remediate hazardous or toxic substances when present, may impair our ability to sell or rent the real property or to borrow money using that property as collateral on terms acceptable to us or at all.

Persons who arrange for the disposal or treatment of hazardous or toxic wastes may also be liable for the costs of the investigation, removal and remediation of such wastes at the disposal or treatment facility, regardless of whether the facility is owned or operated by that person. Other environmental laws require abatement or removal of asbestos-containing materials when demolishing, renovating or remodeling, impose worker protection and notification requirements and govern emissions of and exposure to asbestos fibers in the air.

Environmental laws also strictly regulate underground storage tanks to prevent leakage or other releases of hazardous substances into the environment. We could be held liable for costs associated with the release of regulated substances or related claims because of our ownership, operation and/or management of properties containing underground storage tanks. In addition to remediation actions brought by governmental agencies, the presence of hazardous substances on a property could result in personal injury or similar claims by private plaintiffs. These claims could result in costs or liabilities that could exceed the value of that property.

We generally conduct environmental reviews of properties that we acquire and develop. However, these reviews may fail to identify all environmental or similar problems prior to acquisition. We are not aware of any environmental condition, or notification by any private party or governmental authority of any non-compliance, liability or other claim related to any environmental condition at any of our properties that would require material expenditures by us. However, we could become subject to such claims or liabilities in the future.

Our Nevada properties are vulnerable to special local economic and environmental conditions

We own significant properties in Nevada, including the following: approximately 1.0 million rentable square feet of office and industrial space around Las Vegas; Fashion Show, an approximately 1.9 million square foot regional shopping center located on “the Strip” in Las Vegas, which was recently redeveloped; and approximately 6,600 saleable acres of development and investment land located primarily in Summerlin.

The Las Vegas metropolitan area is a desert environment where the ability to develop real estate is largely dependent on the continued availability of water. The Las Vegas metropolitan area has a limited supply of water to service future development, and it may not be successful in obtaining new sources of water. If new sources of water prove to be inadequate, our development activities could be adversely affected.

The Las Vegas Valley is classified as a serious PM-10 and serious carbon monoxide nonattainment area by the U.S. Environmental Protection Agency, or EPA. Both PM-10 and carbon monoxide are pollutants for which the EPA has established National Ambient Air Quality Standards. The Clark County Air Quality Management Board has submitted to the EPA for approval State Implementation Plans (“SIPS”) for each pollutant, describing measures to be required to bring the region’s air into attainment for these pollutants. The SIPs will affect the cost of development, but are not expected to have a material impact on us. The EPA has published a proposal to approve these SIPS but has not yet published a final approval.

The rate of growth in the Las Vegas metropolitan area has been straining the capacity of the existing infrastructure, particularly schools, water delivery systems, transportation systems, flood control programs and sewage treatment facilities. Federal, state and local government agencies finance the construction of infrastructure improvements through various means, including general obligation bond issues, some of which require voter approval. The failure of these agencies to obtain financing for, or to complete, infrastructure improvements could materially delay our development efforts in the area or materially increase our development costs through the imposition of impact fees and other fees and taxes, or by requiring us to construct or fund portions of the infrastructure.

On February 15, 2002, President George W. Bush notified Congress that, based upon the recommendation of the Secretary of Energy, he recommended the Yucca Mountain site in Nevada to be a suitable location for a repository site for highly radioactive materials. Yucca Mountain is located approximately 100 miles from Las Vegas. In April 2002, the State of Nevada disapproved the site; however, under the applicable legislation, that disapproval was overridden when the site was approved by the U.S. House of Representatives on May 8, 2002 and by the U.S. Senate on July 9, 2002. For the project to proceed, other approvals are necessary, including a license from the U.S. Nuclear Regulatory Commission. The Department of Energy’s 2003 Strategic Plan, dated September 30, 2003, listed the licensing, construction and operation of the repository site at Yucca Mountain by 2010 as a major goal. The location of a repository site at Yucca Mountain could have an adverse effect on the Las Vegas economy and on our properties in the Las Vegas area.

A number of other states have legalized casino gaming and other forms of gambling. A number of states have also negotiated compacts with Indian tribes under the U.S. Indian Gaming Regulatory Act of 1988 that permit gaming on Indian lands. These additional gaming venues create alternative destinations for gamblers and tourists who might otherwise visit Las Vegas. These gaming venues could have an adverse effect on the Las Vegas economy and on our properties in the Las Vegas area.

Nevada Power Company is the electric utility provider in Southern Nevada. On September 26, 2003, the court with jurisdiction over Enron Corp.’s Chapter 11 proceedings entered a judgment in favor of

Enron against the parent of Nevada Power for damages in an amount of $336 million in a dispute involving early termination of electricity supply contracts. On November 6, 2003, the court stayed execution of this judgment pending appeal by Nevada Power’s parent. The court required Nevada Power’s parent to deposit in escrow during the stay $338 million of bonds secured by its assets plus cash to secure payment of the judgment.

In March 2002, the Public Utilities Commission of Nevada (“PUCN”) disallowed the recovery by Nevada Power of $434 million of deferred purchased fuel and power costs. Nevada Power’s appeal of this decision is pending before the Nevada Supreme Court. Following this disallowance, each of Standard & Poor’s Rating Services and Moody’s Investors Service, Inc. lowered Nevada Power’s unsecured debt ratings to below investment grade.

Nevada Power’s parent has stated that an adverse decision in the pending complaint to set aside the $336 million judgment for early termination of power contracts, unfavorable rulings by the PUCN in pending and future rate cases, further downgrades in credit ratings and difficulties in entering new power supply contracts could adversely affect Nevada Power’s financial position and could make it difficult for Nevada Power to continue to operate outside of bankruptcy. In addition to providing electricity, Nevada Power constructs infrastructure, such as transformer substations and distribution lines that serve development and investment land located in Summerlin. Any delay or failure of Nevada Power to construct infrastructure improvements or provide other utility services could materially delay our development efforts in the area and materially increase our development costs.

Our development projects are dependent on financing and governmental approvals and are vulnerable to unforeseen costs, delays and uncertain revenue streams

Our development projects are dependent on:

•	the availability of financing; and

•	the receipt of zoning, occupancy and other required governmental permits and authorizations.

These projects may be vulnerable to:

•	construction delays or cost overruns that may increase project costs;

•	the failure to achieve anticipated occupancy or sales levels or to sustain anticipated occupancy or sales levels; and

•	decisions not to proceed with projects, which will result in the write-off of costs.

We may acquire or develop new properties, and this activity is subject to various risks

We intend to continue to pursue development and expansion activities as opportunities arise. In connection with any development or expansion, we will be subject to various risks, including the following:

•	we may abandon development or expansion opportunities that we explore;

•	construction costs of a project may exceed original estimates or available financing, possibly making the project unprofitable;

•	we may not be able to obtain financing or to refinance construction loans, which generally have full recourse against us;

•	we may not be able to obtain zoning, occupancy and other required governmental permits and authorizations;

•	rents and operating costs at a completed project may not meet projections and, therefore, the project may not be profitable; and

•	we may not be able to obtain anchor, mortgage lender and property partner approvals, if applicable, for expansion activities.

If a development project is unsuccessful, our loss could exceed our investment in the project.

Our properties are uninsured against various catastrophic losses

We carry liability, fire, flood, extended coverage and rental loss insurance on our properties with insurance limits and policy specifications that we believe are customary for similar properties. However, various losses of a catastrophic nature, such as wars, earthquakes or other similar catastrophic events, may be either uninsurable or, in our judgment, not insurable on a financially reasonable basis. Since September 11, 2001, losses related to terrorism have become harder and more expensive to insure against. Effective February 1, 2004, we obtained all risk insurance policies covering our real estate that include general coverage for terrorist acts up to $500 million per occurrence and up to $150 million for non-certified terrorism events. In addition, Congress passed the Terrorism Risk Insurance Act (“TRIA”) of 2002, which reinsures insurance carriers for their losses under a formula established by TRIA. Should an uninsured loss occur, we could lose both our invested capital in and anticipated profits from the affected property.

Many of our debt instruments, including our mortgage loans secured by our properties and our revolving credit agreement, but excluding the notes offered hereby, contain customary covenants requiring us to maintain insurance. The lenders under these instruments may take the position that our coverage for losses due to terrorist acts fails to meet covenant requirements and, therefore, a breach of these debt instruments exists that would allow the lenders to declare an event of default and accelerate repayment of the debt. In addition, lenders’ requirements regarding coverage for these risks could adversely affect our ability to finance or refinance our properties and to expand our portfolio.

We invest in real estate investments which may be illiquid

Real estate investments are relatively illiquid, and some of our properties are subject to restrictions on transfer. This illiquidity tends to limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. In addition, significant expenditures associated with each real estate investment, such as mortgage payments, real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in revenue from the investment. If revenue from a property declines while the related expenses do not decline, our earnings, cash flow from operations and cash flow available for distribution to our stockholders would be adversely affected. A significant portion of our properties is mortgaged to secure payment of indebtedness, and if we were unable to meet our mortgage payments, we could lose money as a result of foreclosure on the properties by the various mortgagees. In addition, if it becomes necessary or desirable for us to dispose of one or more of the mortgaged properties, we might not be able to obtain the necessary lender consent or a release of the lien on the mortgaged property, or we may be required to make substantial payments to the lender(s) to obtain such release or consent. We own several of our properties jointly with other partners. Contractual arrangements with joint owners may also limit our ability to transfer, sell or refinance these properties without the consent of third parties.

We are subject to competition from other participants in the real estate industry

We face considerable competition from other developers, managers and owners of real estate in pursuing leasing and management revenues, land for development, property acquisitions and tenants for properties. We may not be successful in responding to or addressing competitive conditions. If we fail to compete successfully, our financial condition and results of operations could be materially adversely affected.

We are a real estate investment trust and will continue to be subject to complex current and future tax requirements

On January 1, 1998, we began operating as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended. We may in the future become owned and organized, or operate, in a manner so as to disqualify us as a REIT. In order to qualify for and maintain our REIT status, we must meet organizational and operational requirements. We believe that our organization and method of operation enable us to meet the current tax law requirements for qualification as a REIT. However, qualification for REIT status requires compliance with complex limitations on the type and amount of income and assets that a REIT may receive or hold.

In order to maintain our REIT qualification, we must make distributions to our stockholders, aggregating annually at least 90% of our REIT taxable income (which does not include net capital gains). The actual amount of our future distributions to our stockholders will be based on the cash flows from operations, from properties and from any future investments and on our net taxable income. We could have taxable income without sufficient funds to enable us to meet the distribution requirements applicable to a REIT. As a result, we may have to borrow funds or sell investments on less than favorable terms or pay taxable stock dividends to meet distribution requirements.

Also, to maintain our REIT qualification, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities). We believe, based upon publicly available information, that we continue to satisfy this share ownership requirement, as well as another Internal Revenue Code provision that, in effect, requires that we have at least 100 beneficial owners of our stock. If we fail, for any reason, to satisfy these share ownership requirements, we would cease to qualify as a REIT and could also become subject to monetary damages.

If we fail to maintain our qualification as a REIT, we would have to pay federal income tax, including any applicable alternative minimum tax, on our taxable income at corporate rates. In addition, under current law, distributions to our stockholders would no longer be deductible. Unless entitled to relief under statutory provisions, we would also be disqualified from treatment as a REIT for the four taxable years following the year in which qualification was lost. This treatment would reduce our cash flow, as well as net earnings available for investment or distribution to stockholders, because of the additional tax liabilities for the year or years involved. Moreover, during any period of disqualification, we would no longer be required by the Internal Revenue Code to make any distributions as a condition to REIT qualification. To the extent that distributions to stockholders would have been made in anticipation of our continuing to qualify as a REIT, we might be required to borrow funds or liquidate investments on adverse terms to pay the applicable tax.

Future economic, market, legal, tax or other considerations may cause us to determine that it is in our best interest and the best interest of our stockholders to revoke our REIT election. We would then be disqualified from electing treatment as a REIT for the four taxable years following the year of the revocation.

Termination of our defined benefit pension plans may require us to record a loss, and we may be required to make additional contributions to the plans

We have a funded defined benefit pension plan (“funded plan”) covering substantially all of our employees and separate, nonqualified unfunded defined benefit pension plans primarily covering participants in the funded plan whose defined benefits exceed the plan’s limits (“supplemental plan”). In April 2003, we modified our funded plan and supplemental plan so that covered employees would not earn additional benefits for future services. In February 2004, we adopted a plan to terminate our funded and supplemental pension plans effective May 1, 2004. When we terminate the plans, we will be required to settle the obligations under the funded plan by paying accumulated benefits to eligible participants. This settlement could, depending on the market value of the assets of the funded plan and the relevant interest rates at the time of settlement, require us to make additional contributions to that plan, which could be significant. At December 31, 2003, the funded plan had sufficient assets to settle its obligations without additional contributions by us. At the time of settlement of the obligations of the funded plan, we will recognize any unrecognized losses associated with that plan. At December 31, 2003, these unrecognized losses were approximately $19.8 million. However, we expect the unrecognized losses will increase due to the acceleration of payments as a result of termination of the plan and may also change depending on the market value of plan assets, interest rates and other factors. We expect that a portion of these losses will be recognized prior to the final distribution of plan assets as plan participants retire or otherwise terminate employment in the normal course of business. The termination of the funded plan is subject to approvals by the Pension Benefit Guaranty Corporation and the Internal Revenue Service, and while the timing is uncertain, we expect to settle all of the plan’s remaining obligations in late 2004. In connection with the funded plan termination, we expect to transfer the assets of the funded plan to highly-liquid, low-risk investments to mitigate market risk during the period prior to distributions to participants.

Concurrent with the distribution of funded plan assets, we will transfer credits for benefits earned under the supplemental plan to a deferred compensation plan and recognize settlement losses equal to any unrecognized loss at the date of transfer. At December 31, 2003, these unrecognized losses were approximately $4 million and may change depending on interest rates and other factors. We expect to fund these benefits as participants retire or terminate. The supplemental plan obligations were $16.9 million at December 31, 2003.

In a related action, we instituted a new defined contribution plan under which we may make discretionary contributions to 401(k) retirement accounts of participating employees. We expect to recognize significantly lower expenses related to the new defined contribution plan as compared to those we would have recorded (excluding settlement charges) had we not curtailed our defined benefit pension plans.

Risks Related to the Acquisition of Assets from Rodamco

Properties designated for sale which were acquired jointly may not be sold on the anticipated time schedule or at the prices expected

We, Simon and Westfield have agreed to own jointly some of the properties acquired in the acquisition of assets from Rodamco. We and the other two purchasers have sold or otherwise disposed of some of these jointly-owned properties and may, in the future, designate others for sale or other disposition. We will not have independent control over the timing and manner of the sales of the remaining properties, but rather will have to make decisions jointly with the other two purchasers. These dispositions will be, in some cases, subject to consent or first refusal rights that may delay the sale or reduce the expected price. As a result, we cannot be certain as to the timing or terms of any potential disposition of these assets.

We share control of some of the acquired properties with the other two purchasers and may have conflicts of interest with those purchasers

We own some of the acquired properties jointly with Simon and Westfield. The consent of each of the other purchasers could be required with respect to managing, financing, encumbering, expanding or selling these properties. We might not have the same interests as the other purchasers in relation to these properties. Accordingly, we might not be able to favorably resolve any of these issues, or we might have to provide financial or other inducement to the other purchasers to obtain a favorable resolution.

In addition, various restrictive provisions and approval rights apply to sales or transfers of interests in the jointly-owned properties. Among other things, we might be required to make decisions about buying or selling interests in a property or properties at a time that is disadvantageous to us.

We may be responsible for unknown material liabilities

We may be exposed to liabilities relating to Rodamco that we may have failed to discover prior to completion of the acquisition of assets from Rodamco. These liabilities may include liabilities that arise from noncompliance with environmental laws by prior owners for which we, as a successor owner, will be responsible. Our purchase agreement with Rodamco does not provide for indemnification of us by Rodamco. Rodamco has already distributed to its shareholders substantially all of the proceeds paid to Rodamco for the assets and is currently winding up operations in connection with its dissolution.

We acquired partnership interests with existing partners who have tax protection arrangements in place

We acquired our interests in some former Rodamco properties by acquiring interests in existing partnerships. These existing partnerships have arrangements in place that protect the deferred tax situation of existing third party limited partners. Violation of these arrangements could impose costs on us. As a result, we may be restricted with respect to decisions such as financing, encumbering, expanding or selling these properties.

Risks Related to the Notes

The notes will be effectively subordinated to debt of our subsidiaries

We are a holding company that has no significant assets other than investments in our subsidiaries. As a holding company, we are dependent upon dividends, loans or advances, or other intercompany transfers of funds from our subsidiaries to meet our debt service and other obligations. Generally, creditors of a subsidiary have a claim to the assets and earnings of that subsidiary superior to that of creditors of its parent company. The notes will, therefore, be effectively subordinated to indebtedness and other obligations of our direct and indirect subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary, and following payment of its indebtedness and other liabilities, that subsidiary may not have sufficient assets remaining to make payments to us as a stockholder or otherwise. At December 31, 2003, our consolidated subsidiaries had approximately $3.33 billion of outstanding indebtedness excluding intercompany debt.

We have a significant number of subsidiaries, which have generally been organized to own, operate or manage specific properties. A significant portion of our consolidated indebtedness consists of debt incurred by these subsidiaries, but that is not guaranteed by, or otherwise recourse to, us as a holding company. In addition, most of our properties are mortgaged in favor of lenders to our subsidiaries. Accordingly, only some of our properties and other assets remain unencumbered by mortgages and other liens and security interests.

Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available for that purpose, whether by dividends, loans or advances, or other intercompany transfers. The ability of our subsidiaries to pay dividends and make other payments to us may also be restricted by, among other things, applicable corporate and other laws as well as loan and other agreements to which those subsidiaries may be party.

You may be unable to sell your notes if there is not a trading market for the notes

The 2009 notes are securities for which there is currently no established trading market. We do not intend to list the notes on any national securities exchange or automated quotation system. We do not know whether an active trading market for the notes will develop or be maintained, or, if a market exists, we cannot assure you as to the liquidity of the market. The liquidity of the market, if any, for a series of the notes will depend on the number of holders of that series, the interest of securities dealers in making a market in that series and other factors. The price at which you may be able to sell any notes may be less than the price you pay for them due to prevailing interest rates, the market for similar securities, general economic conditions, our performance and business prospects and other factors.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the notes will be approximately $499.2 million after deducting underwriting discounts and commissions and other transaction expenses, exclusive of accrued interest on the 2013 notes.

We will use the net proceeds from the sale of the notes to repay the outstanding balance as of March 10, 2004 of approximately $411 million under our $900 million revolving credit facility and the remaining proceeds for general corporate purposes, including the payment of a portion of the cash purchase price of the Providence Place acquisition.

Amounts repaid under our credit facility may be reborrowed as revolving loans. Our credit facility matures in July 2006 and bears interest at LIBOR plus a margin that may vary from 0.60% to 1.25%, based on specified criteria. As of March 10, 2004, the interest rate payable under the credit facility was 1.99% per year, which included a margin equal to 0.90%.

The indebtedness under our credit facility being repaid includes indebtedness we incurred to repay an approximately $240.3 million construction loan for Fashion Show in January 2004, to repay the approximately $55 million mortgage on Faneuil Hall Marketplace and the approximately $22.7 million loan on West Kendall in February 2004 and to repay the approximately $121.9 million mortgage on Woodbridge Center in March 2004.

CAPITALIZATION

The following table sets forth the consolidated short-term debt and capitalization of Rouse and its subsidiaries at December 31, 2003 and as adjusted to give effect to the transactions described in footnotes (2), (3), (4), (5) and (6) below and as further adjusted to give effect to this offering (after deducting transaction costs payable by us in connection with this offering) and the application of a portion of the net proceeds therefrom to repay outstanding indebtedness under our credit facility. See “Use of Proceeds.”

	December 31, 2003
	Actual	As Adjusted
	(in thousands)
Short-term debt(1)(2)	$520,717	$321,068

Long-term debt:
Parent Company debt and debt carrying a Parent Company guarantee of repayment:
Property debt	$83,052	$83,052
3.625% notes due 2009	—	398,752
5.375% notes due 2013	350,000	453,984
Other debt(2)	1,004,269	1,033,199
Property debt not carrying a Parent Company guarantee of repayment(2)	2,490,436	2,250,155
Long-term portion of capital lease obligations	15,903	15,903

Total long-term debt	3,943,660	4,235,045

Parent Company-obligated mandatorily redeemable preferred securities of a Trust holding solely Parent Company subordinated debt securities(3)(4)	79,216	—

Shareholders’ equity:
Preferred stock, par value $.01 per share; 50,000,000 shares authorized; 4,047,555 shares of Series B Convertible Preferred stock, par value $.01 per share, issued and outstanding; no shares issued and outstanding as adjusted(5)	41	—
Common stock, par value $.01 per share; 250,000,000 shares authorized; 91,759,723 shares issued and outstanding; 101,999,711 shares issued and outstanding as adjusted(4)(5)(6)	918	1,020
Additional paid-in capital(4)(5)(6)	1,346,890	1,581,986
Accumulated deficit	(10,991)	(10,991)
Accumulated other comprehensive income (loss)	(11,894)	(11,894)

Net shareholders’ equity	1,324,964	1,560,121

Total capitalization(7)	$5,347,840	$5,795,166

(1)	Short-term debt consists of the current portions of long-term debt and capital lease obligations.
(2)	Subsequent to December 31, 2003, we repaid approximately $439.9 million of property debt using proceeds from borrowings under our credit facility. Of the amount repaid, $199.6 million was due in 2004 and $240.3 million was due in 2005. The as adjusted amounts in the table reflect this activity.
(3)	Subsequent to December 31, 2003, we redeemed, at par, approximately $59.1 million of our 9.25% Junior Subordinated Debentures due 2025, which resulted in the redemption of approximately $56.4 million of the outstanding Parent Company-obligated mandatorily redeemable

(footnotes continued on next page)

preferred securities. We used the proceeds from the exercise of stock options in the third and fourth quarters of 2003 to redeem these debentures.
(4)	In February 2004, we issued 4,600,000 shares of common stock for net proceeds of approximately $222 million (after deducting transaction costs payable by us). We allocated a portion of the net proceeds of that offering to redeem, at par, all of the remaining approximately $24.5 million outstanding principal amount of 9.25% Junior Subordinated Debentures due 2025, which will result in the redemption of all of the remaining approximately $22.8 million Parent Company-obligated mandatorily redeemable preferred securities. The as adjusted amounts reflect this activity. We allocated the remaining approximately $197.5 million of net proceeds of that offering to pay a portion of the cash purchase price for our acquisition of Providence Place, which is expected to close in March 2004. Pending these payments, we used the net proceeds to temporarily repay indebtedness under our revolving credit facility. The as adjusted amounts do not reflect this credit facility activity. The as adjusted amounts also do not include approximately $287 million of indebtedness to be assumed in connection with the Providence Place acquisition or the reborrowing under the credit facility of amounts that will be used to redeem the debentures and to pay a portion of the cash purchase price of the Providence Place acquisition.
(5)	Subsequent to December 31, 2003, we redeemed all of the outstanding Series B Convertible Preferred Stock and issued an aggregate of 5,306,797 shares of common stock upon redemption or conversion of that preferred stock. The as adjusted amounts reflect this activity.
(6)	The as adjusted amounts reflect the issuance in February 2004 of 333,191 shares of common stock under a contingent stock agreement relating to our 1996 acquisition of The Hughes Corporation.
(7)	Total capitalization consists of long-term debt, Parent Company-obligated mandatorily redeemable preferred securities of a trust holding solely Rouse subordinated debt securities, and net shareholders’ equity (and excludes short-term debt).

This table does not include our share of debt of unconsolidated real estate ventures. Our share of this debt at December 31, 2003 was $808.6 million. Our share of the debt of unconsolidated real estate ventures has not materially changed since December 31, 2003. These unconsolidated ventures are accounted for in our consolidated financial statements under the equity method and, therefore, this debt is not recorded as a liability on our consolidated balance sheet. We show this debt, however, in reporting the financial position of our business segments when we use the proportionate share method rather than the equity method. See footnote 2 to “Selected Consolidated Financial Data.”

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 are based upon our consolidated financial statements and the five-year comparison of selected consolidated financial data contained in our Annual Report on Form 10-K for the year ended December 31, 2003. The financial data should be read in conjunction with our consolidated financial statements contained in our reports incorporated by reference in the accompanying prospectus. See “Additional Information” in the accompanying prospectus.

	Years Ended December 31,
	1999	2000	2001	2002	2003
	(unaudited, in thousands, except ratios)
Operating results data (1)
Revenues from continuing operations	$505,254	$498,218	$801,950	$949,228	$1,104,866
Earnings from continuing operations	150,785	171,663	100,411	135,294	139,523
Net earnings	135,297	170,485	110,706	139,851	260,589

Balance sheet data:
Total assets	4,233,101	4,175,538	4,883,483	6,394,151	6,639,244
Total debt and capital lease obligations	3,155,312	3,058,038	3,501,398	4,461,901	4,464,377
Shareholders’ equity	638,580	630,468	655,360	1,112,084	1,324,964

Other selected data:
Net Operating Income(2)(4)	536,991	559,838	561,615	651,678	722,177
Funds From Operations(3)(4)	190,889	250,748	256,531	242,871	369,823
Net cash provided (used) by:
Operating activities	197,288	261,240	301,754	376,144	375,966
Investing activities	28,629	(275)	(126,595)	(863,711)	(288,605)
Financing activities	(237,389)	(273,713)	(157,778)	497,077	(11,764)
Ratio of earnings to fixed charges(5)	1.44	1.57	1.42	1.54	1.59

(1)	Under the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” we report the operating results of properties that we have either disposed of or classified as held for sale as discontinued operations for all periods presented. Additionally, we present other assets and liabilities of properties classified as held for sale separately in the balance sheet, if material.

During the year ended December 31, 2003, we disposed of six retail centers in the Philadelphia metropolitan area, eight office and industrial buildings in the Baltimore-Washington corridor, and Jacksonville Landing, a retail center in Jacksonville, Florida and a portion of Hughes Center in Las Vegas, Nevada. Additionally, we classified the remaining portion of Hughes Center as held for sale as of December 31, 2003. Accordingly, we have classified the operating results of these properties, including any gains (losses) on their disposition, as discontinued operations for all periods presented.

(footnotes continued on next page)

(footnotes continued on next page)

Operating results for operations discontinued in the year ended December 31, 2003 previously presented in our Annual Report on Form 10-K for the year ended December 31, 2002 as revenues, expenses and earnings from continuing operations have been reclassified as discontinued operations for all periods presented and are summarized as follows:

	Years Ended December 31,
	1999	2000	2001	2002	2003
	(in thousands)
Revenues	$118,122	$125,607	$144,258	$151,217	$79,755
Operating expense, exclusive of depreciation and amortization	(55,829)	(58,192)	(63,307)	(65,606)	(36,155)
Interest expense	(40,300)	(45,003)	(41,190)	(35,365)	(19,773)
Depreciation and amortization	(18,163)	(23,325)	(27,305)	(29,739)	(14,891)
Other provisions and losses, net	—	(209)	—	(210)	26,896
Impairment losses on operating properties	—	—	—	(42,123)	—
Gains on dispositions of interests in operating properties, net	—	101	—	—	85,523
Income tax provision—primarily deferred	(110)	(162)	(728)	(639)	(289)
Equity in earnings of unconsolidated real estate ventures	754	(162)	—	—	—

	$4,474	$(1,345)	$11,728	$(22,465)	$121,066

(2)	The operating measure we use to assess operating results for our business segments is Net Operating Income (“NOI”). We define NOI as segment revenues (exclusive of corporate interest income and net gains (losses) on marketable securities) less segment operating expenses (including provisions for bad debts, losses (gains) on marketable securities and net losses (gains) on sales of properties developed for sale, but excluding income taxes, ground rent expense, distributions on Parent Company-obligated mandatorily redeemable preferred securities and other subsidiary preferred stock and real estate depreciation and amortization). Additionally, discontinued operations, equity in earnings of unconsolidated real estate ventures and minority interests are adjusted to reflect NOI on the same basis. Prior to July 1, 2003, we included certain income taxes in our definition of NOI. Effective July 1, 2003, we revised our definition to exclude these amounts from NOI, affecting primarily the presentation of our community development activities. We made this change because we now assess the operating results of our segments on a pre-tax basis and believe this revised definition better reflects the performance of the underlying assets. Amounts for prior periods have been reclassified and conform to the current definition.

The accounting policies of the segments are the same as those used to prepare our condensed consolidated financial statements, except that:

•	we account for real estate ventures in which we have joint interest and control and certain other minority interest ventures (“proportionate share ventures”) using the proportionate share method rather than the equity method;

•	we include our share of NOI less interest expense and ground rent expense of other unconsolidated minority interest ventures (“other ventures”) in revenues; and

•	we include discontinued operations and minority interests in NOI rather than presenting them separately.

These differences affect only the reported revenues and operating expenses of the segments and have no effect on our reported net earnings.

(3)

We use Funds From Operations (“FFO”) as a supplemental financial measure in addition to reported net earnings. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes over time as reflected through depreciation and amortization expenses. We believe that the values of real estate assets do not diminish predictably over time, as historical cost accounting implies, and instead fluctuate due to market and other conditions. Accordingly, we believe FFO provides investors with useful information about our operating performance because it excludes real estate depreciation and amortization expense. We use the definition of FFO adopted by the National Association of Real Estate Investment Trusts, and as interpreted by the Securities and Exchange Commission. Accordingly, FFO is defined as net earnings (computed in accordance with accounting principles generally accepted in the United States of America, or GAAP), excluding cumulative effects of changes in accounting principles, gains (losses) on sales of depreciated operating properties and real estate depreciation and amortization expense. Beginning July 1, 2003, we included impairment losses on operating properties in FFO. Amounts for prior periods conform to the current definition. Our calculation of FFO may not be comparable to similarly titled measures reported by other companies because all companies do not calculate FFO in the same manner. FFO is not a liquidity measure and should not be considered as an alternative to cash flows or indicative of cash available for distribution. It also should not be considered an alternative to net earnings, as determined in accordance with GAAP, as an indication of our financial performance.

(4)	NOI and FFO are reconciled to net earnings as follows:

	Years Ended December 31,
	1999	2000	2001	2002	2003
	(in thousands)
Operating Results Data (a)
Net earnings	$135,297	$170,485	$110,706	$139,851	$260,589
Cumulative effect of change in accounting principle	—	—	411	—	—
Net losses (gains) on operating properties	(72,160)	(42,702)	58	(79,147)	(112,155)
Depreciation and amortization	127,752	122,965	145,356	182,167	221,389

Funds From Operations	190,889	250,748	256,531	242,871	369,823
Ground rent, interest and other financing expenses (b)	291,464	295,745	274,786	293,233	295,908
Income taxes, primarily deferred	9,279	5,993	28,480	29,945	42,286
Other provisions and losses (gains), net	17,207	(2,200)	1,444	43,506	6,260
Impairment losses on operating properties	28,142	9,552	374	42,123	7,900

Net Operating Income	$536,981	$559,838	$561,615	$651,678	$722,177

(a)	The items to reconcile FFO and NOI to net earnings have been presented using the accounting policies described in footnote 2.

(b)	Ground rent, interest and other financing expenses include interest expense, distributions on Parent Company-obligated mandatorily redeemable preferred securities and other subsidiary preferred stock and ground rent expense, net of interest earned on corporate investments.

(5)	The ratio of earnings to fixed charges is computed by dividing fixed charges into net earnings before income taxes, discontinued operations and cumulative effect of change in accounting principles, adjusted for minority interest in earnings, amortization of interest costs previously capitalized and certain other items, plus fixed charges other than capitalized interest. Fixed charges include interest costs, distributions on Parent Company-obligated mandatorily redeemable preferred securities, the estimated interest component of rent expense and certain other items. Amounts used in the computation and the resulting ratio exclude the effect of discontinued operations.

PROPERTIES OF THE ROUSE COMPANY

The following table sets forth basic information concerning our operating retail and office properties, excluding Hughes Center, as of December 31, 2003. This table should be read in conjunction with our Annual Report on Form 10-K for the period ended December 31, 2003 and the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Additional Information” in the accompanying prospectus.

	Date of Opening or Acquisition (Note 3)		Retail Square Footage
Consolidated Retail Centers (Note 1)		Department Stores/Anchor Tenants	Total Center	Mall Only
The Shops at Arizona Center, Phoenix, AZ	11/90	AMC Arizona Center 24	160,000	160,000
Augusta Mall, Augusta, GA	8/78	Rich’s-Macy’s; JCPenney; Sears; Dillard’s; Rich’s Furniture	1,066,000	317,000
Bayside Marketplace, Miami, FL	4/87	—	225,000	225,000
Beachwood Place, Cleveland, OH	8/78	Saks Fifth Avenue; Dillard’s; Nordstrom	914,000	350,000
Collin Creek, Plano, TX	9/95	Dillard’s; Foley’s; JCPenney; Sears; Mervyn’s	1,118,000	328,000
The Mall in Columbia, Columbia, MD	8/71	Nordstrom; Hecht’s; JCPenney; Sears; Lord & Taylor; L.L. Bean, AMC Columbia 14	1,389,000	583,000
Faneuil Hall Marketplace, Boston, MA	8/76	—	198,000	198,000
Fashion Place, Salt Lake City, UT	10/98	Dillard’s; Nordstrom; Sears	876,000	310,000
Fashion Show, Las Vegas, NV	6/96	Neiman Marcus; Saks Fifth Avenue; Macy’s; Dillard’s; Robinsons-May; Nordstrom; Bloomingdale’s Home	1,751,000	517,000
The Gallery at Harborplace, Baltimore, MD	9/87	—	135,000	135,000
Governor’s Square, Tallahassee, FL	8/79	Burdines-Macy’s; Dillard’s; Sears; JCPenney	1,029,000	337,000
Harborplace, Baltimore, MD	7/80	—	138,000	138,000
Hulen Mall, Ft. Worth, TX	8/77	Foley’s; Dillard’s; Sears	942,000	345,000
Lakeside Mall, Sterling Heights, MI	5/02	Marshall Field’s Men & Home; Marshall Field’s Women; Lord & Taylor; Sears; JCPenney	1,458,000	508,000
Mall St. Matthews, Louisville, KY	3/62	Dillard’s (two stores); JCPenney; Lord & Taylor	1,094,000	358,000
Mondawmin Mall/Metro Plaza, Baltimore, MD	10/56	—	454,000	454,000
North Star Mall, San Antonio, TX	9/60	Saks Fifth Avenue; Macy’s; Foley’s; Dillard’s; Mervyn’s	1,257,000	463,000
Oakwood Center, Gretna, LA	10/82	Sears; Dillard’s; JCPenney; Mervyn’s; Marshalls	952,000	354,000
Oviedo Marketplace, Orlando, FL	3/98	Dillard’s; Burdines-Macy’s; Sears; Regal Cinemas 22	952,000	434,000
Owings Mills, Baltimore, MD	7/86	Macy’s; Hecht’s; JCPenney; AMC Owings Mills 17	1,285,000	504,000
Paramus Park, Paramus, NJ	3/74	Macy’s; Sears; Fortunoff	771,000	312,000
Pioneer Place, Portland, OR	3/90	Saks Fifth Avenue	369,000	309,000
Ridgedale Center, Minneapolis, MN	1/89	Marshall Field’s Men & Home; Marshall Field’s Women; JCPenney; Sears	1,037,000	332,000

	Date of Opening or Acquisition (Note 3)		Retail Square Footage
Consolidated Retail Centers (Note 1)		Department Stores/Anchor Tenants	Total Center	Mall Only
Riverwalk, New Orleans, LA	8/86	—	186,000	186,000
South Street Seaport, New York, NY	7/83	—	285,000	285,000
Southland Center, Taylor, MI	1/89	Marshall Field’s; Mervyn’s; JCPenney	866,000	283,000
Staten Island Mall, Staten Island, NY	11/80	Sears; Macy’s; JCPenney; Macy’s Home	1,274,000	617,000
The Streets at South Point, Durham, NC	5/02	Nordstrom; Hecht’s; Belk; Sears; JCPenney	1,326,000	579,000
Village of Cross Keys, Baltimore, MD	9/65	—	81,000	81,000
Westdale Mall, Cedar Rapids, IA	10/98	JCPenney; Von Maur; Younkers	844,000	373,000
Westlake Center, Seattle, WA	10/88	—	106,000	106,000
White Marsh, Baltimore, MD	8/81	Macy’s; JCPenney; Hecht’s; Sears; Lord & Taylor	1,152,000	367,000
Willowbrook, Wayne, NJ	9/69	Bloomingdale’s; Lord & Taylor; Macy’s; Sears	1,514,000	486,000
Woodbridge Center, Woodbridge, NJ	3/71	Lord & Taylor; Sears; Macy’s; JCPenney; Fortunoff; Galyan’s	1,633,000	548,000

		Total Consolidated Centers in Operation	28,837,000	11,882,000

Proportionate Share Retail Centers (Note 2)	Date of Opening or Acquisition (Note 3)		Retail Square Footage
		Department Stores/Anchor Tenants	Total Center	Mall Only
Bridgewater Commons, Bridgewater, NJ	12/98	Bloomingdale’s; Lord & Taylor; Macy’s	881,000	378,000
Christiana Mall, Newark, DE	5/03	JCPenney; Lord & Taylor; Macy’s; Strawbridge’s	1,083,000	312,000
Highland Mall, Austin, TX	8/71	Dillard’s (two stores); Foley’s; JCPenney	1,082,000	363,000
Mizner Park, Boca Raton, FL	12/03	Robb & Stuckey	236,000	156,000
Oakbrook Center, Oak Brook, IL	5/02	Neiman Marcus; Nordstrom; Marshall Field’s; Lord & Taylor; Sears; Bloomingdale’s Home	2,014,000	824,000
Park Meadows, Littleton, CO	7/98	Dillard’s; Foley’s; Lord & Taylor; Nordstrom; JCPenney; Galyan’s	1,630,000	607,000
Perimeter Mall, Atlanta, GA	8/71	Rich’s-Macy’s; Nordstrom; Bloomingdale’s	1,284,000	498,000
Towson Town Center, Baltimore, MD	10/98	Hecht’s; Nordstrom; Nordstrom Rack	937,000	518,000
Village of Merrick Park, Coral Gables, FL	9/02	Neiman Marcus; Nordstrom	706,000	376,000
Water Tower Place, Chicago, IL	5/02	Marshall Field’s; Lord & Taylor	712,000	286,000
Village Centers (3), Summerlin, NV	—	—	383,000	383,000

		Total Proportionate Share Centers in Operation	10,948,000	4,701,000

		Total Retail Centers in Operation	39,785,000	16,583,000

Office and Other Properties in Operation

Consolidated Office and Other Properties (Note 1)	Location	Square Feet
Arizona Center	Phoenix, AZ
Garden Office Pavilion		118,000
One Arizona Center Office Tower		322,000
Two Arizona Center Office Tower		453,000
The Gallery at Harborplace	Baltimore, MD
Office Tower		261,000
Pioneer Place	Portland, OR
Office Tower		282,000
Village of Cross Keys	Baltimore, MD
Village Square Offices		65,000
Quadrangle Offices		108,000
Westlake Center	Seattle, WA
Office Tower		344,000
Columbia Office (11 buildings)	Columbia, MD	1,055,000
Columbia Industrial (6 buildings)	Columbia, MD	306,000
Summerlin Commercial (28 buildings)	Summerlin, NV	1,110,000
Owings Mills Town Center (4 buildings)	Baltimore, MD	716,000
Hunt Valley Business Center (19 buildings)	Baltimore, MD	1,429,000
Rutherford Business Center (20 buildings)	Baltimore, MD	783,000
Woodlands Office (2 buildings)	Houston, TX	132,000
Other Office Projects (6 buildings)	Various	451,000

	Total Consolidated Office and Other Properties	7,935,000

Proportionate Share Office and Other Properties (Note 2)	Location	Square Feet
Oakbrook Center Office	Oak Brook, IL	240,000
Water Tower Place Office	Chicago, IL	86,000
Mizner Park	Boca Raton, FL	268,000
Village of Merrick Park	Coral Gables, FL	101,000
Woodlands Office/Industrial (5 buildings)	Houston, TX	388,000

	Total Proportionate Share Office and Other Properties	1,083,000

	Total Office and Other Properties in Operation	9,018,000

Note 1—Includes projects wholly owned by our subsidiaries and projects in which we have a majority interest and control.

Note 2—Includes projects owned by joint ventures or partnerships in which our interest is at least 30%.

Note 3—Date of acquisition is the date Rouse first acquired an interest in the center.

		Project Square Footage
Projects Under Construction or in Development	Department Stores/ Anchor Tenants	Total	Tenant Space
Bridgewater Commons Expansion, Bridgewater, NJ	Macy’s Expansion	140,000	90,000
Fashion Show, Las Vegas, NV (Phase II)	Retail	125,000	100,000
Kendall Town Center, Miami, FL	Dillard’s; Muvico 20	778,000	140,000
Perimeter Mall, Atlanta, GA	Dillard’s	200,000	—
The Shops at La Cantera, San Antonio, TX	Neiman Marcus; Nordstrom; Dillard’s; Foley’s	1,300,000	380,000
Summerlin Centre, Summerlin, NV (Phase I)	2-3 Anchors	850,000	350,000
The Crossing Business Center, Summerlin, NV	Office/Industrial	55,000	55,000
	Total Projects Under Construction or in Development	3,448,000	1,115,000

DESCRIPTION OF THE NOTES

We have summarized below various terms and conditions of the notes and the indenture. This summary is, however, not complete. The following description of the notes supplements the description in the accompanying prospectus of the general terms and conditions of the Debt Securities. Whenever the following description of notes is inconsistent with that general description in the prospectus, the following description replaces that description in the prospectus.

We will issue the notes under an Indenture, dated as of February 24, 1995, between us and J.P. Morgan Trust Company, National Association (as successor to Bank One, National Association, formerly known as The First National Bank of Chicago), as trustee. We previously filed the indenture with the Securities and Exchange Commission. You should read the indenture for additional information before you purchase any notes. The indenture is governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The 2009 notes and the 2013 notes will each constitute a separate series under the indenture.

You can find the definitions of certain terms used in this section of this prospectus supplement under “—Certain Definitions.” All other capitalized terms used but not defined in this section have the meanings specified in the indenture, except as modified in this prospectus supplement. As used in this section, “we,” “us,” “Rouse” and similar terms refer to The Rouse Company and do not include our subsidiaries, unless the context otherwise requires.

General

In this prospectus supplement, we use the term “notes” to refer collectively to the 2009 notes and 2013 notes.

The notes will be our unsecured obligations and will have the same priority as all of our other unsecured and unsubordinated indebtedness from time to time outstanding. However, the notes will be, in effect, subordinated to the secured and unsecured debt and other obligations of our subsidiaries. See “Risk Factors—Risks Related to the Notes—The notes will be effectively subordinated to debt of our subsidiaries.”

The notes will be issued in denominations of $1,000 principal amount and integral multiples of that amount. The notes will be payable, and may be presented for registration of transfer and exchange, without service charge, at the office or agency of the trustee in New York, New York.

2009 Notes

The 2009 notes will initially be issued in an aggregate principal amount of $400,000,000. The 2009 notes will mature on March 15, 2009. The 2009 notes will bear interest at the rate of 3.625% per year. Interest on the 2009 notes will be payable semi-annually on March 15 and September 15 of each year, beginning on September 15, 2004. We will pay interest to the persons in whose names the 2009 notes are registered at the close of business on the March 1 and September 1 immediately preceding each interest payment date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

2013 Notes

The 2013 notes offered hereby will be issued in an aggregate principal amount of $100,000,000. The 2013 notes will mature on November 26, 2013. The 2013 notes will bear interest from November 26, 2003 at the rate of 5.375% per year. Interest on the 2013 notes will be payable semi-annually on May 26 and November 26 of each year, beginning on May 26, 2004. We will pay interest to the persons in whose names the notes are registered at the close of business on the May 15 and November 15 immediately preceding each interest payment date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

The 2013 notes offered by this prospectus supplement will constitute a further issuance of, and form a single series with, our outstanding 5.375% Notes due 2013 issued on November 26, 2003 in the principal amount of $350,000,000. The 2013 notes offered by this prospectus supplement will have identical terms as the other notes of this series, other than their date of issue and their initial price to the public, and will trade interchangeably with those notes immediately upon settlement. Upon completion of this offering, the aggregate principal amount of outstanding notes of this series will be $450,000,000.

We reserve the right to issue additional notes, without limitation, including additional 2013 notes, without your consent. If we issue additional notes of any series offered by this prospectus supplement under the indenture, they will be equal in rank to the notes of that series being offered by this prospectus supplement in all respects (except for the payment of interest accruing prior to the issue date of the additional notes) so that the additional notes may be consolidated and form a single series with the notes of that series issued under this prospectus supplement.

There is no sinking fund for the notes.

Optional Redemption

The notes of each series will be redeemable at our option at any time and from time to time, in whole or in part, at a redemption price equal to the “Make-Whole Price” described below. Unless we default in the payment of the redemption price, from and after the date of redemption, interest will cease to accrue on the series of the notes or the portions of the series of the notes called for redemption. Notice of any redemption must be given by us to the holders of a series of notes not less than 30 nor more than 60 days prior to the redemption date. If fewer than all the notes of that series are to be redeemed, the trustee will select the particular notes of that series to be redeemed in principal amounts of $1,000 or integral multiples of that amount by lot or, in its discretion, on a pro rata basis. If any note is to be redeemed only in part, a new note or notes of that series in the principal amount equal to the unredeemed portion of such note will be issued.

We may purchase the notes in the open market, by tender or otherwise. If we purchase any notes, we may hold them, resell them or surrender them to the trustee for cancellation. To the extent applicable, we will comply with the provisions of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), and other securities laws and regulations in connection with any such purchase.

Global Securities

We will issue each of the 2009 notes and the 2013 notes in the form of one or more global securities that will be deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, New York, New York (“DTC” or the “depositary”). Interests in the global securities will be issued only in denominations of $1,000 principal amount or integral multiples of that amount. Unless and until exchanged in whole or in part for securities in definitive form, a global security may not be transferred except as a whole to a nominee of the depositary for such global security, or by a nominee of the depositary to the depositary or another nominee of the depositary, or by the depositary or any such nominee to a successor depositary or a nominee of such successor depositary.

Book-Entry System

Each of the 2009 notes and the 2013 notes will initially be registered in the name of Cede & Co., as nominee of the depositary. Beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by the depositary and its participants.

DTC has advised us and the underwriters as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among its direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its direct participants’ accounts, eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to DTC’s book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We will make payments on the notes registered in the name of DTC’s nominee in immediately available funds to DTC’s nominee as the registered owner of the global securities. We and the trustee will treat DTC’s nominee as the owner of these notes for all other purposes as well. Accordingly, neither we, the trustee nor any paying agent has any direct responsibility or liability for the payment of any amount due on the notes to owners of beneficial interests in the global securities. We understand that it is DTC’s current practice, upon receipt of any payment, to credit its direct participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records unless DTC has reason to believe that it will not receive payment. Payments by direct and indirect participants to owners of beneficial interests in the global securities will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the direct and indirect participants and not of DTC, the trustee or us.

Notes represented by a global security will be exchangeable for notes in definitive form of like tenor in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days;

•	DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

•	we, in our discretion, determine not to require that all of the notes be represented by a global security, and we notify the trustee of our decision.

Covenants

The indenture contains covenants limiting (1) our ability and that of our subsidiaries to incur debt, (2) our ability and that of some of our subsidiaries to enter into sale/leaseback transactions and (3) our ability to consolidate or merge with or to sell, convey or lease all or substantially all of our assets to any other entity. However, these covenants are subject to exceptions. You should refer to the descriptions of these covenants and the related exceptions under “Description of Debt Securities—Certain Covenants” and “—Consolidation, Merger, Sale, Conveyance and Lease” in the accompanying prospectus.

The covenant set forth under “Description of Debt Securities—Certain Covenants—Limitation on the Incurrence of Debt” in the accompanying prospectus will apply to the notes with the following three modifications:

(1)	the Ratio Calculation is 1.7 to 1 (instead of 1.1 to 1);

(2)	the Ratio Calculation is based on Total FFO and Total Interest Expense (instead of EBDT and Consolidated Interest Expense, respectively); and

(3)	the Ratio Calculation and other covenant-related calculations with respect to the notes are based upon GAAP and our segment accounting policies as reflected in our financial statements as prepared and provided in accordance with the indenture.

All references in the indenture to EBDT and Consolidated Interest Expense are, with respect to the notes, deemed to mean (and are replaced by) Total FFO and Total Interest Expense, respectively. The Ratio Calculation for the covenants set forth under “Description of Debt Securities—Certain Covenants—Limitation on Sale/Leaseback Transactions” and “—Consolidation, Merger, Sale, Conveyance and Lease” in the accompanying prospectus is 1.7 to 1 (instead of 1.1 to 1).

With the modifications described above, the covenant that limits our ability and that of our Subsidiaries to incur debt will be as follows:

Limitation on the Incurrence of Debt

Rouse and its consolidated Subsidiaries may not incur any Debt if, after giving effect to the incurrence, the Ratio Calculation is less than 1.7 to 1.

Notwithstanding the foregoing paragraph, Rouse and its consolidated Subsidiaries may incur the following additional Debt without regard to the foregoing limitation (although the additional Debt so incurred will be included in the determination of the Consolidated Coverage Ratio thereafter):

(1)	Debt Securities issued under the indenture not to exceed an aggregate issue price of $150,000,000;

(2)	intercompany Debt (representing Debt to which the only parties are Rouse and any of its consolidated Subsidiaries (but only so long as such Debt is held solely by any of Rouse and its consolidated Subsidiaries));

(3)	any drawings or redrawings under lines of credit existing on the date of the indenture and any new lines of credit or replacements, amendments or extensions of existing lines of credit, provided, however, that the maximum amount that may be drawn under all lines of credit pursuant to this clause (3) may not at any time exceed the maximum amount that may be drawn under all lines of credit that exist as of the date of the indenture;

(4)	refinancings, renewals, refundings or extensions of any Debt, in any case in an amount not to exceed the principal amount of the Debt so refinanced plus any prepayment premium or accrued interest, provided that

(a)	such refinancing Debt is either

(I)	Debt of Rouse that ranks equally with or junior to the Debt being refinanced,

(II)	Debt of a Subsidiary that Rouse or another Subsidiary guarantees, or

(III)	Debt of a Subsidiary; and

(b)	such refinancing Debt (giving effect to any right of the holder thereof to require, directly or indirectly, an early repayment, defeasance or retirement of such Debt) either has a weighted average life equal to or longer than the remaining weighted average life of the Debt being refinanced or has a minimum term of five years;

(5)	third party Debt of a Subsidiary, including Debt of a Subsidiary that carries a Rouse guarantee of repayment, directly relating to the development of projects or the expansion, renovation or improvement of existing properties;

(6)	third party Debt of a Subsidiary directly relating to the acquisition of assets;

(7)	reimbursement obligations under letters of credit, bankers’ acceptances or similar facilities, provided that at the time of incurring any additional obligations pursuant to this clause (7) the amount of all such obligations, whether or not currently due, aggregate at any time less than 5% of Consolidated Net Tangible Assets at such date;

(8)	Debt that by its terms is subordinate in right of payment to the other Debt of Rouse, provided, however, that, pursuant to clauses (1) through (9), the aggregate issue price of such subordinated Debt may not at any time exceed the aggregate principal amount of such subordinated Debt as of the date of the indenture, plus $100,000,000;

(9)	Attributable Debt; and

(10)	in addition to Debt referred to in clauses (1) through (9) above, Debt in the aggregate principal amount of $50,000,000 that is to be used only for working capital purposes.

The notes also incorporate the following two additional covenants that limit our ability and that of our subsidiaries to incur debt:

•	Rouse will not, and will not permit any Subsidiary (as to which Rouse owns, directly or indirectly, more than 50% of the voting stock therein) to, incur any Debt if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of outstanding Total Debt would be greater than 65% of the sum of

(1)	the Gross Asset Value as of the end of the fiscal quarter prior to the incurrence of such additional Debt, plus

(2)	any increase in the Gross Asset Value resulting from any acquisition completed after the end of such quarter, including, without limitation, any pro forma increase from the application of the proceeds of such additional Debt, less

(3)	any decrease in the Gross Asset Value resulting from any disposition completed after the end of such quarter.

•	Rouse will not, and will not permit any Subsidiary (as to which Rouse owns, directly or indirectly, more than 50% of the voting stock therein) to, incur any Secured Debt if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt would be greater than 55% until July 31, 2005, and 50% thereafter, of the sum of

(1)	the Gross Asset Value as of the end of the fiscal quarter prior to the incurrence of such additional Secured Debt, plus

(2)	any increase in the Gross Asset Value resulting from any acquisition completed after the end of such quarter, including, without limitation, any pro forma increase from the application of the proceeds of such additional Secured Debt, less

(3)	any decrease in the Gross Asset Value resulting from any disposition completed after the end of such quarter.

If the calculations required by the covenants described above had been made as of December 31, 2003, after giving effect to the issuance of the notes offered by this prospectus supplement and the use of proceeds:

•	The Ratio Calculation would have been 2.69 to 1;

•	The ratio of our Total Debt to Gross Asset Value, calculated as described above, would have been 55.3%; and

•	The ratio of our Secured Debt to Gross Asset Value, calculated as described above, would have been 37.6%.

In preparing the ratios of our Total Debt to Gross Asset Value and Secured Debt to Gross Asset Value above, we relied on the 2002 appraisals by Landauer Associates in respect of our community development properties because 2003 appraisals by Landauer are not yet available. We anticipate that Rouse will remain in compliance with the applicable covenants when these ratios are calculated using the 2003 appraisals by Landauer.

Satisfaction, Discharge and Defeasance

The satisfaction, discharge and defeasance provisions of the indenture apply to the notes. You should refer to the description of these provisions under “Description of Debt Securities—Satisfaction, Discharge and Defeasance” in the accompanying prospectus.

In addition, the notes of each series will provide that we will be released from our obligations to comply with the two additional covenants described under “—Covenants—Limitation on the Incurrence of Debt” above (and our failure to comply with those covenants will not result in an Event of Default) with respect to that series, if we satisfy, with respect to that series, the conditions to covenant defeasance described in the last paragraph of “Description of Debt Securities—Satisfaction, Discharge and Defeasance” in the accompanying prospectus.

Events of Default

The indenture sets forth events of default which will apply to the notes. You should refer to the description of the events of default and the related remedies of the holders of the notes and the trustee under “Description of Debt Securities—Events of Default” in the accompanying prospectus.

The notes will also provide that a failure to pay at maturity indebtedness for money borrowed by Rouse (or by any Subsidiary, the repayment of which Rouse has guaranteed or for which Rouse is directly responsible or liable as obligor or guarantor) having an aggregate principal amount outstanding of at least $10,000,000 constitutes an event of default under the notes.

Consolidation, Merger, Sale, Conveyance and Lease

The indenture permits, subject to specified conditions, Rouse to consolidate or merge with or into any other entity or to sell, convey or lease all or substantially all of its properties and assets to any other entity. In the case of such a transaction, the successor entity (if not Rouse) would succeed to Rouse’s obligations under the indenture, in which case Rouse generally would be relieved of its obligations under the indenture. You should refer to the description of these provisions under “Description of Debt Securities—Consolidation, Merger, Sale, Conveyance and Lease” in the accompanying prospectus.

In addition to and notwithstanding the above provision, the notes will provide that if Rouse sells or conveys all or substantially all of its properties and assets to The Rouse Company LP, Rouse will not be released from its obligations under the indenture and the notes, but will instead remain jointly and severally liable for the obligations under the indenture and the notes with The Rouse Company LP.

Certain Definitions

The following are definitions of certain terms applicable with respect to the notes. To the extent different, these definitions will supercede those in the accompanying prospectus.

For purposes of the notes, we define Net Operating Income and Total FFO differently from Net Operating Income and Funds From Operations as used in the presentation of our operating results. See footnote 4 to “Selected Consolidated Financial Data” for the reconciliation of Net Operating Income and Funds From Operations, as used in the presentation of our operating results, to reported net earnings in accordance with GAAP.

For purposes of the notes, Net Operating Income is used in the calculation of Gross Asset Value, and when we calculate Net Operating Income for that purpose, we do so differently than when we calculate Net Operating Income as used in our presentation of our operating results. When calculating Net Operating Income for purposes of the notes, we adjust Net Operating Income as reported in our operating results for the following:

•	we include only the Net Operating Income of our retail centers and office and other properties, and, as a result, exclude any Net Operating Income from our community development, commercial development and corporate segments;

•	we deduct ground rent expenses of our retail centers and office and other properties;

•	we add back expenses related to the interests of the former Hughes owners associated with retail centers and office and other properties;

•	we account for Investment Affiliates using the proportionate share method;

•	we make pro forma adjustments that annualize the Net Operating Income of properties newly placed in service; and

•	we eliminate all Net Operating Income of properties we disposed of.

When calculating Total FFO for purposes of the notes, we adjust Funds From Operations as reported in our operating results as follows:

•	we add back distributions accrued on the 9 1/4% Cumulative Quarterly Income Preferred Securities, or “QUIPS”, of Rouse Capital, a Delaware statutory business trust;

•	we add back expenses related to the interest of the former Hughes owners pursuant to the Hughes Agreement;

•	we add back deferred income taxes;

•	we add back impairment losses on operating properties; and

•	we add back other provisions and losses, including losses on early extinguishment of debt.

As a result of these adjustments, Net Operating Income and Total FFO as calculated for purposes of the notes would have differed in the past, and may differ in the future, in material respects from Net Operating Income and Funds From Operations as presented in our operating results. See footnotes 2 and 3 to “Selected Consolidated Financial Data” and the definitions of “Net Operating Income” and “Total FFO” below.

“Adjusted Treasury Rate” means, with respect to any Determination Date, the rate per annum equal to the semi-annual yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Determination Date, plus 20 basis points (in the case of the 2009 notes) or 25 basis points (in the case of the 2013 notes).

“Assets Under Development” means land and improvements owned by a member of the Consolidated Group or an Investment Affiliate being developed for retail, office, mixed-use or other rental-income producing purposes which meet all four of the following criteria: (a) such project (or phase) has not yet been substantially completed; (b) no rental income has yet been received; (c) no certificate of occupancy has yet been issued for such project (or phase); and (d) such project (or phase) is classified as construction in progress in accordance with GAAP.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday which is not a legal holiday in New York, New York.

“Capital Stock” means shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, equivalent ownership interests in a Person which is not a corporation, and warrants or options to purchase any of the foregoing.

“Cash Equivalents” means (a) short-term obligations of, or fully guaranteed by, the United States of America, (b) commercial paper rated A-1 or better by Standard & Poor’s Rating Services (or any successor) or P-1 or better by Moody’s Investors Service, Inc. (or any successor), or (c) certificates of deposit issued by, and time deposits with, commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any Determination Date: (1) the average of the Reference Treasury Dealer Quotations for such date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if fewer than three such Reference Treasury Dealer Quotations are obtained, the average of all such Reference Treasury Dealer Quotations.

“Consolidated Coverage Ratio” of any Person means for any period the ratio of (a) Total FFO for such period plus Total Interest Expense for the same period for such Person to (b) Total Interest Expense for the same period for such Person.

“Consolidated Group” means Rouse and its Subsidiaries that are consolidated with Rouse for financial reporting purposes under GAAP, and any other Person whose financial results are included using the proportionate share method under Rouse’s segment accounting policies in the Financial Statements.

“Consolidated Group’s Pro Rata Share” means, with respect to any Investment Affiliate, the percentage of the total ownership and financial interests held by the Consolidated Group, in the aggregate, in such Investment Affiliate as determined in accordance with Rouse’s segment accounting policies in the Financial Statements.

“Determination Date” means, with respect to the calculation of the Make-Whole Price in connection with any redemption of the notes, the redemption date.

“GAAP” means generally accepted accounting principles in the United States, consistent with the accounting principles utilized in preparing the Financial Statements in accordance with the indenture.

“Gross Asset Value” means, as of any determination date, the sum of the values of the following assets of the Consolidated Group, including the Consolidated Group’s Pro Rata Share of the values of such assets of Investment Affiliates, based on the valuation methods set forth below:

(a)	with respect to all Retail Properties, the Net Operating Income attributable thereto for the most recent period of four full fiscal quarters for which financial results have been reported, divided by 0.0825;

(b)	with respect to all office, mixed-use and other income-producing properties other than Retail Properties, the Net Operating Income attributable thereto for the most recent period of four full fiscal quarters for which financial results have been reported, divided by 0.09;

(c)	with respect to the Summerlin, Nevada and Columbia, Maryland properties and any other properties relating to additional master-planned communities developed or acquired after November 21, 2003, 100% of the most recent current value thereof (without deduction for the value of the interests of the Hughes heirs therein under the Hughes Agreement) as set forth in appraisals prepared by Landauer Associates, Inc. (or another nationally recognized appraisal firm selected by Rouse), provided that Rouse will obtain updated appraisals thereof at least once during each fiscal year and also when, during any four consecutive full fiscal quarters, any such properties having an aggregate value in excess of 5% of Gross Asset Value as of the end of the last full fiscal quarter are sold or transferred;

(d)	100% of the GAAP book value of all other land, all Assets Under Development and other non-income-producing properties (less the portion of such value attributable to minority interest holders);

(e)	100% of the GAAP book value of cash and Cash Equivalents held by the Consolidated Group; and

(f)	100% of the GAAP book value of current accounts receivable, net held by the Consolidated Group.

Notwithstanding the preceding sentence, the contribution to the Gross Asset Value of those assets acquired in any acquisition will be calculated prior to the date ending on or after four full fiscal quarters subsequent to any such acquisition using the actual acquisition cost of such assets excluding actual transaction costs (without regard to any adjustments which may be made in determining book value under GAAP).

“Hughes Agreement” means the Contingent Stock Agreement, effective as of January 1, 1996, by Rouse in favor of and for the benefit of the holders and the representatives named therein, as the same may be amended.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with us.

“Investment Affiliate” means any Person in which any member of the Consolidated Group, directly or indirectly, has an ownership interest, whose financial results are not included using the proportionate share method under Rouse’s segment accounting policies with the financial results of the Consolidated Group in the Financial Statements.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code on any property leased to any Person under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination agreement in favor of another Person).

“Make-Whole Price” means, with respect to any Note as of any Determination Date, an amount equal to the greater of:

•	100% of the principal amount of the Note; and

•	as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the Determination Date) discounted to the Determination Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in each case, accrued and unpaid interest thereon to such Determination Date.

“Net Operating Income” means, with respect to any Property, for any period, earnings from rental operations (computed in accordance with GAAP, but without deduction for reserves) attributable to such Property, plus depreciation, amortization, interest expense and deferred taxes with respect to such Property for such period, and, if such period is less than four full fiscal quarters, adjusted by straight lining ordinary operating expenses which are payable less frequently than once during every such period (e.g., real estate taxes and insurance). The amounts determined under the preceding sentence will be adjusted by adding back (a) the interests of the former Hughes owners pursuant to the Hughes Agreement that were excluded in determining such amounts and (b) dividends or other distributions accrued with respect to such period on any preferred stock or other preferred security issued by Rouse to the extent that such dividends or other distributions are treated as an operating expense under GAAP. “Net Operating Income” will be adjusted to include a pro forma amount thereof (as determined in good faith by Rouse) for four full fiscal quarters for any Property placed in service during any quarter and to exclude any Net Operating Income for the prior four full fiscal quarters from any Property not owned as of the end of any quarter.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Property” means each parcel of real property owned or operated by any member of the Consolidated Group or any Investment Affiliate.

“Ratio Calculation” means that, immediately after either the incurrence of Debt or the sale of or other disposal of an Asset, as the case may be, we, or our agent, shall calculate the Consolidated Coverage Ratio for the four full fiscal quarter period preceding the incurrence, sale or disposal for which consolidated Financial Statements are available. In making such calculation, (a) the Total Interest Expense attributable to interest on any Debt to be incurred bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period and (b) with respect to any Debt which bears, at the option of Rouse, a fixed or floating rate of interest, Rouse shall apply the same rate for purposes of calculating the Consolidated Coverage Ratio as it chooses to apply to the Debt. In addition, such calculation shall be performed using the consolidated Financial Statements which shall be reformulated on a pro forma basis as if such Debt had been incurred or such Asset had been sold or otherwise disposed of, as the case may be, at the beginning of such four fiscal quarter period. Such reformulation shall give effect, as if the relevant event had occurred at the beginning of such four fiscal quarter period, to any actual use of proceeds of such Debt being incurred or Asset being sold or disposed of and to any incurrences or repayments of Debt and other sales, disposals or acquisitions of Assets occurring after the end of the last quarter for which there are consolidated Financial Statements available. If any portion of the proceeds has not been used, it shall be assumed that such portion of the proceeds was invested in one-year Treasury bills on the first day of such four fiscal quarter period.

“Reference Treasury Dealer” means, in the case of the 2009 notes, each of J.P. Morgan Securities Inc., Banc of America Securities LLC and UBS Securities LLC and their respective successors, and in the case of the 2013 notes, each of Deutsche Bank Securities Inc. and Banc of America Securities LLC and their respective successors; provided, however, that if any of the foregoing shall not be a primary U.S. Government securities dealer, in the case of the 2009 notes, in the United States and, in the case of the 2013 notes, in New York City (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Determination Date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such Determination Date.

“Retail Property” means a shopping center or other retail development containing more than one retail tenant in which at least 90% of the Net Operating Income from such center or development is attributable to retail uses.

“Secured Debt” means, as of any determination date, the sum of:

(a)	the aggregate principal amount of all Debt of the Consolidated Group then outstanding (including only Rouse’s proportionate interest in the Debt of any Person whose financial results are included using the proportionate share method under Rouse’s segment accounting policies in the Financial Statements) which is secured by a Lien on any asset (including any Capital Stock) of any member of the Consolidated Group, including, without limitation, loans secured by mortgages, stock or partnership interests; plus

(b)	the Consolidated Group’s Pro Rata Share of any Debt of an Investment Affiliate then outstanding which is secured by a Lien on any asset (including any Capital Stock) of such Investment Affiliate, without duplication of any such items.

For purposes of the preceding sentence, “Debt” will (1) include, with respect to any Person, any loans where such Person is liable as a general partner or co-venturer less, in each case, the proportionate share of any other general or limited partners or co-venturers and (2) exclude any Debt due from any member of the Consolidated Group or any Investment Affiliate solely to one or more members of the Consolidated Group.

“Subsidiary” means a Person more than 50% of the (a) outstanding voting stock or interest in which and/or (b) financial interest in which, is owned, directly or indirectly, by Rouse or by one or more other Subsidiaries, or by Rouse and one or more other Subsidiaries. For purposes of this definition, “voting stock” means stock or other interest which ordinarily has voting power for the election of directors or equivalent persons, whether at all times or only so long as no senior class of stock or other interest has such voting power by reason of any contingency.

“Total Debt” means, as of any determination date:

(a)	all Debt of the Consolidated Group then outstanding (including only Rouse’s proportionate interest in the Debt of any Person whose financial results are included using the proportionate share method under Rouse’s segment accounting policies in the Financial Statements); plus

(b)	the Consolidated Group’s Pro Rata Share of all Debt of Investment Affiliates then outstanding, without duplication of any such items.

For purposes of the preceding sentence, “Debt” will (1) include, with respect to any Person, any loans where such Person is liable as a general partner or co-venturer less, in each case, the proportionate share of any other general or limited partners or co-venturers and (2) exclude any Debt due from any member of the Consolidated Group or any Investment Affiliate solely to one or more members of the Consolidated Group.

“Total FFO” means, for any period, net earnings, as reported by the Consolidated Group in accordance with GAAP, excluding cumulative effects of changes in accounting principles, extraordinary or unusual items, gains or losses from debt restructurings and sales of properties, and deferred income taxes, plus depreciation and amortization and after adjustments for minority interests, and treating unconsolidated partnerships and joint ventures on the same basis, plus (a) distributions accrued with respect to such period on the 9 1/4% Cumulative Quarterly Income Preferred Securities (QUIPS) of Rouse Capital (Delaware statutory business trust), plus (b) payments made and other amounts treated as an expense of Rouse under GAAP with respect to such period pursuant to the Hughes Agreement (provided that no item of income or expense shall be included more than once in such calculation even if it falls within more than one of the above categories).

“Total Interest Expense” means, for any period, the sum of

(a)	all interest expense of the Consolidated Group (less the proportionate share of interest expense of any minority interest holders); plus

(b)	the allocable portion (based on liability) of any interest expense on any obligation for which any member of the Consolidated Group is wholly or partially liable under repayment, interest carry or performance guarantees or other relevant liabilities; plus

(c)	the Consolidated Group’s Pro Rata Share of any interest expense on any Debt of any Investment Affiliate, whether recourse or non-recourse,

(provided that no expense shall be included more than once in such calculation even if it falls within more than one of the foregoing categories, and provided, further, that no interest expense on Debt due from one member of the Consolidated Group solely to another member of the Consolidated Group shall be included in determining Total Interest Expense). For purposes of the preceding sentence, interest expense will be determined in accordance with GAAP and will exclude any amortization of debt issuance costs.

U.S. FEDERAL TAX CONSIDERATIONS

The following summary describes the material U.S. federal income tax consequences and, in the case of a holder that is a non-U.S. holder (as defined below), the U.S. federal estate tax consequences, of purchasing, owning and disposing of the notes. This summary applies to you only if you are the initial holder of the notes and you acquire the notes for a price equal to the issue price of the notes. The issue price of the notes is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

This summary deals only with notes held as capital assets (generally, investment property) and does not deal with special tax situations such as:

•	dealers in securities or currencies;

•	traders in securities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a hedge, straddle, conversion or other integrated transaction;

•	certain U.S. expatriates;

•	financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment companies;

•	investments in pass-through entities;

•	persons liable for the alternative minimum tax; and

•	entities that are tax-exempt for U.S. federal income tax purposes.

This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any U.S. state or local income or foreign income or other tax consequences. This summary is based on U.S. federal income tax law, including the provisions of the Internal Revenue Code, Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this prospectus supplement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of purchasing, owning and disposing of notes as set forth in this summary. Before you purchase notes, you should consult your own tax advisor regarding the particular U.S. federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the notes that may be applicable to you.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisor.

U.S. Holders

The following summary applies to you only if you are a U.S. holder (as defined below).

Definition of a U.S. Holder

A “U.S. holder” is a beneficial owner of a note or notes that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation or partnership (or other entity classified as a corporation or partnership for these purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States, including any state;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income; or

•	a trust, if, in general, (i) a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons (within the meaning of the Internal Revenue Code) has the authority to control all of the trust’s substantial decisions or (ii) it has a valid election under applicable United States Treasury regulations to be treated as a United States person.

Payments of Interest

Interest on your notes will be taxed as ordinary interest income. In addition:

•	if you use the cash method of accounting for U.S. federal income tax purposes, you will have to include the interest on your notes in your gross income at the time you receive the interest; and

•	if you use the accrual method of accounting for U.S. federal income tax purposes, you will have to include the interest on your notes in your gross income at the time the interest accrues.

Pre-Issuance Accrued Interest on 2013 Notes

The purchase price of the 2013 notes includes an amount attributable to interest accrued prior to the issue date of the 2013 notes. We believe that a portion of the first interest payment equal to such amount should be treated as a return of the pre-issuance accrued interest, rather than as interest payable on the 2013 notes. If this position is respected, as will be assumed for purposes of the remainder of this summary, our payment of such amount would not be treated as taxable income to you. You should consult your own tax advisor concerning the tax treatment of the pre-issuance accrued interest.

Amortizable Bond Premium on 2013 Notes

In general, if a U.S. holder purchases a debt instrument for an amount (excluding any amount attributable to any pre-issuance accrued interest with respect to such debt instrument) in excess of all amounts payable on the debt instrument after the holder’s acquisition date (other than stated interest payable on the debt instrument at least annually in cash), the U.S. holder will be treated as purchasing the debt instrument with bond premium in an amount equal to such excess. Such U.S. holder generally would be permitted to make an election to amortize such bond premium over the term on the debt instrument on a constant yield method as an offset to interest on the debt instrument includible in income under the holder’s regular method of accounting.

The purchase price of the 2013 notes (excluding the amount attributable to the pre-issuance accrued interest) exceeds their stated principal amount. However, because the amount and timing of any payments pursuant to optional redemption of the 2013 notes may not be known at the time of their issuance (see “Description of the Notes—Optional Redemption”), the method for determining the amount of any bond premium on the 2013 notes and the amortization of any such bond premium is unclear. You should consult your own tax advisor concerning the amount and amortization of any bond premium on the 2013 notes. An election to amortize premium on a constant yield method will apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election. If you do not elect to amortize bond premium, the premium will decrease the gain or increase the loss you would otherwise recognize on a disposition of your 2013 notes.

Constant Yield Election on 2013 Notes

As an alternative to the above-described rules for including interest payments in income and amortizing bond premium, you may elect to include in gross income all interest that accrues on a 2013 note, including stated interest and adjustment for bond premium, on the constant yield method. If such an election were made, you would be deemed to have made an election to amortize bond premium, which as discussed above applies to all debt instruments held or subsequently acquired by you. Particularly for U.S. holders who are on the cash method of accounting, a constant yield election may have the effect of causing you to include interest in income earlier than would be the case if no such election were made, and the election may not be revoked without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.

Sale or Other Disposition of Notes

Your tax basis in your notes generally will be their cost reduced by any amortized bond premium. You generally will recognize taxable gain or loss when you sell or otherwise dispose of your notes equal to the difference, if any, between:

•	the amount realized on the sale or other disposition (less any amount attributable to accrued interest, which will be taxable in the manner described under “U.S. Federal Tax Considerations—U.S. Holders—Payments of Interest”); and

•	your adjusted tax basis in the notes.

Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the sale or other disposition you have held the notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate U.S. holder, your long-term capital gain generally will be subject to a current maximum tax rate of 15%.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to payments of principal and interest on the notes and to the proceeds of sale of the notes paid to U.S. holders other than certain exempt recipients (such as corporations).

“Backup withholding” will apply to such payments at a rate of 28% (which rate under current law will increase to 31% in 2011) if the U.S. holder fails to provide a correct taxpayer identification number or certification of other exempt status or otherwise comply with applicable requirements of the backup withholding rules.

The backup withholding tax is not an additional tax and may be credited against your United States federal income tax liability, provided that correct information is provided to the Internal Revenue Service.

Non-U.S. Holders

The following summary applies to you if you are a beneficial owner of a note that is not a U.S. holder (as defined above) (a “non-U.S. holder”). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by among other ways being present in the United States:

•	on at least 31 days in the calendar year; and

•	for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.

Resident aliens are subject to U.S. federal income tax as if they were United States citizens.

U.S. Federal Withholding Tax

Under current U.S. federal income tax laws, and subject to the discussion below, U.S. federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of principal of and interest on your notes under the “portfolio interest” exception of the Internal Revenue Code, provided that in the case of interest:

•	you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

•	you are not (a) a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code) or (b) a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code;

•	such interest is not effectively connected with your conduct of a U.S. trade or business; and

•	you provide a properly completed Internal Revenue Service Form W-8BEN (or substitute form W-8BEN or the appropriate successor form), under penalties of perjury, which can reliably be related to you, certifying that you are not a United States person within the meaning of the Internal Revenue Code and providing your name and address to:

(a)	us or our paying agent; or

(b)	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you a properly completed Form W-8BEN (or substitute form or the appropriate successor form) and provides us or our paying agent with a copy of this statement.

Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury regulations:

•	if you are a foreign partnership, the certification requirement will generally apply to your partners, and you will be required to provide certain information;

•	if you are a foreign trust, the certification requirement will generally be applied to you or your beneficial owners depending on whether you are a “foreign complex trust,” “foreign simple trust,” or “foreign grantor trust” as defined in the Treasury regulations; and

•	look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

If you are a foreign partnership or a foreign trust, you should consult your own tax advisor regarding your status under these Treasury regulations and the certification requirements applicable to you.

U.S. Federal Income Tax

Except for the possible application of U.S. withholding tax (see “—Non-U.S. Holders—U.S. Federal Withholding Tax” above) and backup withholding tax (see “—Non-U.S. Holders—Backup Withholding and Information Reporting” below), you generally will not have to pay U.S. federal income tax on payments of principal of and interest on your notes, or on any gain or income realized from the sale, redemption, retirement at maturity or other disposition of your notes unless:

•	in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes, and specific other conditions are met; or

•	the gain is effectively connected with your conduct of a U.S. trade or business, and, if an income tax treaty applies, is generally attributable to a U.S. “permanent establishment” maintained by you.

If you are engaged in a trade or business in the United States and interest, gain or any other income in respect of your notes is effectively connected with the conduct of your trade or business, and, if an income tax treaty applies, you maintain a U.S. “permanent establishment” to which the interest, gain or other income is generally attributable, you may be subject to U.S. income tax on a net basis on the interest, gain or income (although interest is exempt from the withholding tax as discussed in the preceding paragraphs provided that you provide a properly executed applicable Internal Revenue Service form on or before any payment date to claim the exemption).

In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a U.S. income tax treaty with your country of residence. For this purpose, you must include interest, gain or income on your notes in the earnings and profits subject to the branch tax if these amounts are effectively connected with the conduct of your U.S. trade or business.

Special rules may apply to certain non-U.S. holders, such as “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies” and certain expatriates, that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

U.S. Federal Estate Tax

If you are an individual and are not a United States citizen or a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of your death, your notes will generally not be subject to the U.S. federal estate tax, unless, at the time of your death:

•	you, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder; or

•	your interest on the notes is effectively connected with your conduct of a U.S. trade or business.

Backup Withholding and Information Reporting

Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are a non-U.S. holder as described in “U.S. Federal Tax Considerations—Non-U.S. Holders—U.S. Federal Withholding Tax” above, and provided that neither we nor our paying agent has actual knowledge that you are a U.S. holder (as described in “U.S. Federal Tax Considerations—U.S. Holders” above). We or our paying agent may, however, report payments of interest on the notes.

The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding tax at a current rate of 28%, which rate under current law will increase to 31% in 2011. If you sell your notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes though a non-U.S. office of a broker that:

•	is a United States person (as defined in the Internal Revenue Code);

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes; or

•	is a foreign partnership, if at any time during its tax year:

•	one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

•	the foreign partnership is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through J.P. Morgan Securities Inc., Banc of America Securities LLC and UBS Securities LLC as their representatives, have severally agreed to purchase from us the following respective principal amounts of notes listed opposite their names below at the applicable public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Underwriters	Principal Amount of 2009 notes	Principal Amount of 2013 notes

J.P. Morgan Securities Inc.	$86,800,000	$21,700,000
Banc of America Securities LLC	86,800,000	21,700,000
UBS Securities LLC	86,800,000	21,700,000
Deutsche Bank Securities Inc.	33,200,000	8,300,000
Goldman, Sachs & Co.	33,200,000	8,300,000
Morgan Stanley & Co. Incorporated	33,200,000	8,300,000
PNC Capital Markets, Inc.	10,000,000	2,500,000
RBC Capital Markets Corporation	10,000,000	2,500,000
Scotia Capital (USA) Inc.	10,000,000	2,500,000
Wachovia Capital Markets, LLC	10,000,000	2,500,000

Total	$400,000,000	$100,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased.

We have been advised by the representatives of the underwriters that the underwriters initially propose to offer the respective notes to the public at the applicable public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of 0.350% of the principal amount of the 2009 notes (in the case of the 2009 notes) and 0.400% of the principal amount of the 2013 notes (in the case of the 2013 notes). The underwriters may allow, and these dealers may re-allow, a concession of not more than 0.250% of the principal amount of the 2009 notes (in the case of the 2009 notes) and 0.250% of the principal amount of the 2013 notes (in the case of the 2013 notes) to other dealers. After the initial public offering, representatives of the underwriters may change the offering prices and other selling terms.

We estimate that our expenses relating to this offering, excluding underwriting discounts and commissions, will be approximately $450,000.

Because more than 10% of the net proceeds of this offering may be paid to members or affiliates of members of the National Association of Securities Dealers Inc. (“NASD”) participating in this offering, the offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8).

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

The 2009 notes are a new issue of securities with no established trading market. The 2013 notes offered by this prospectus supplement will trade interchangeably with $350,000,000 in principal amount of our 5.375% Notes due 2013 that we issued on November 26, 2003. The notes will not be listed on any securities exchange. The underwriters have advised us that they intend to make a market in each series of notes, but they have no obligation to do so and may discontinue market-making at any time without providing notice. No assurances can be given as to the liquidity of any trading market for either series of notes.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of each series of notes. Specifically, the underwriters may overallot in connection with the offering of notes, creating a syndicate short position. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. Finally, the underwriting syndicate may reclaim the selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities and may end any of them at any time.

Certain of the underwriters may make the notes available for distribution on the internet through a third-party system operated by Market Axess Corporation, an internet-based communications technology provider. Market Axess Corporation is providing the system for communications between such underwriters and their customers and is not a party to any transactions. Market Axess Corporation, a registered broker-dealer, will receive compensation from certain of the underwriters based on transactions they conduct through the system. The underwriters will make the notes available to their customers through the internet distributions on the same terms as distributions made through other channels.

The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

Affiliates of J.P. Morgan Securities Inc., Banc of America Securities LLC, UBS Securities LLC, Deutsche Bank Securities Inc., PNC Capital Markets, Inc., RBC Capital Markets Corporation, Scotia Capital (USA) Inc. and Wachovia Capital Markets, LLC are lenders under our revolving credit facility. See “Use of Proceeds.” An affiliate of J.P. Morgan Securities Inc. is the trustee under the indenture relating to the notes and also serves as trustee under the indentures relating to our medium-term notes due nine months or more from the date of issue, 9 1/4% junior subordinated debentures due 2025, 8% notes due 2009, 7.20% notes due 2012 and 5.375% notes due 2013.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP. Certain other matters relating to the offering will be passed upon for us by Gordon H. Glenn, Senior Vice President and General Counsel of Rouse. Certain legal matters relating to the offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP.

EXPERTS

The consolidated financial statements and schedules of Rouse and its subsidiaries as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 have been incorporated by reference in reliance upon reports of KPMG LLP, independent certified public accountants, incorporated by reference in the accompanying prospectus and upon the authority of KPMG LLP as experts in accounting and auditing. The report of KPMG LLP includes an explanatory paragraph that states: “As discussed in note 1(c) to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in 2002.”

THE ROUSE COMPANY

Common Stock, Preferred Stock and Debt Securities

We are one of the largest publicly traded real estate companies in the United States. Through this prospectus, we may periodically offer shares of our common stock, shares of our preferred stock and/or debt securities, and one of our securityholders may periodically offer up to 3,525,782 shares of our common stock and up to $58,000,000 principal amount of our 6.94% notes due 2008 that have been issued to it, in the amounts, at the prices and on such other terms as will be determined at the time of offering. The offering price of all securities issued under this prospectus may not exceed $2,251,000,000.

We may offer any of the securities described in this prospectus in one or more series or issue any of those securities all at once or over time. We will describe the specific terms of any securities we offer in a prospectus supplement that will accompany this prospectus. If we offer common stock, we will specify the number of shares, the public offering price and other terms relating to the offer and sale of those shares in the prospectus supplement. If we offer preferred stock, we will specify the title of the preferred stock, the number of shares, the public offering price, any dividend, liquidation, redemption, voting, conversion, exchange and other rights, and any other terms relating to the offer and sale of those shares in the prospectus supplement. If we offer debt securities, we will specify the title of the debt securities, the principal amount, the public offering price, the denomination, the maturity, any premium, any interest rate (which may be fixed, floating or adjustable), the time and method of calculating any interest payment, the place where the principal of and any premium and interest may be paid, the currency in which the principal of and any premium and interest may be paid, any redemption or repayment terms at our or the holder’s option, any sinking fund, conversion or exchange provisions, any other special terms, and any other terms relating to the offer and sale of those debt securities in the prospectus supplement.

Any securities to be sold by the selling securityholder under this prospectus may be sold directly or through agents or broker-dealers on terms to be determined at the time of sale. The terms of any sale will be described in a prospectus supplement that will accompany this prospectus. We will receive no proceeds from any sales of our securities by the selling securityholder, but we have agreed to pay certain expenses associated with the registration and sale of those securities.

Our common stock trades on the New York Stock Exchange under the symbol “RSE.” We will list any shares of common stock sold under this prospectus on the New York Stock Exchange. Unless we otherwise specify in a prospectus supplement, any debt securities we issue under this prospectus will be unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 2, 1998.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement accompanying this prospectus or information that we or the selling securityholder have referred you to, such as the information referred to below that we file with the SEC. Neither we nor the selling securityholder has authorized anyone to provide you with information that is different. You should not assume that the information in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of those documents.

ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov and at the public reference room of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the securities offered under this prospectus. This prospectus is part of the registration statement we filed with the SEC.

1.	Annual Report on Form 10-K for the year ended December 31, 1997 (the “1997 10-K”).

2.	Current Report on Form 8-K dated January 15, 1998.

3.	Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

4.	Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

5.	Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

6.	Current Report on Form 8-K dated August 14, 1998.

7.	Current Report on Form 8-K/A dated October 9, 1998.

8.	Current Report on Form 8-K dated October 21, 1998.

9.	Current Report on Form 8-K dated November 5, 1998.

10.	Current Report on Form 8-K/A dated November 16, 1998.

11.	Description of Contingent Stock Agreement (as described elsewhere in this prospectus) is incorporated by reference to the caption “The Contingent Stock Agreement; The Contractual Rights” contained in the registration statement on Form S-4 (File No. 333-1693) filed March 13, 1996, as amended.

You may request a copy of these filings, at no cost, by writing or telephoning David L. Tripp, Vice President and Director of Investor Relations and Corporate Communications, The Rouse Company, 10275 Little Patuxent Parkway, Columbia, Maryland 21044-3456, Telephone: (410) 992-6000.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference in this prospectus, contains forward-looking statements which reflected our views at the times the documents were filed regarding future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from historical results or the results we expected at the time of filing. See Exhibit 99.2 to the 1997 10-K. The words “believe,” “expect,” “anticipate” and similar expressions identify forward-looking statements, which speak only as of the dates on which they were made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. You should not unduly rely on these forward-looking statements.

THE ROUSE COMPANY

The Rouse Company is one of the largest publicly-traded real estate companies in the United States. We elected to be taxed as a real estate investment trust (a “REIT”) effective January 1, 1998. Through our subsidiaries, affiliates and non-REIT subsidiaries, we engage in, or have a material financial interests in, (i) the ownership, management, acquisition and development of income-producing and other real estate in the United States, including retail centers, office buildings, mixed-use projects and community retail centers, and the management of one retail center in Canada and (ii) the development and sale of land primarily in Maryland and the Las Vegas, Nevada metropolitan area for residential, commercial and industrial uses.

Our principal offices are located at The Rouse Company Building, 10275 Little Patuxent Parkway, Columbia, Maryland 21044-3456, and our telephone number is (410) 992-6000.

The Rouse Company and its subsidiaries, affiliates and non-REIT subsidiaries are referred to collectively in this prospectus as “we,” “Rouse” or the “Company.”

USE OF PROCEEDS

Unless we otherwise indicate in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of any securities offered by us for general corporate purposes, including the repayment of indebtedness and for acquisitions. We will receive no proceeds from any sales of our securities by the selling securityholder. See “Selling Securityholder.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our (i) ratio of earnings to fixed charges and (ii) ratio of earnings to combined fixed charges and Preferred stock dividend requirements for the periods indicated:

	Nine Months Ended September 30,		Years Ended December 31,
	1998	1997	1997	1996	1995	1994	1993
Ratio of earnings to fixed charges(1)	1.44	1.27	1.25	1.16	1.04	1.06	1.01
Ratio of earnings to combined fixed charges and Preferred stock dividend requirements(2)(3)	1.36	1.19	1.20	1.08	—	—	—

(1)	The ratio of earnings to fixed charges is computed by dividing fixed charges into net earnings before income taxes, extraordinary loss and cumulative effect of change in accounting principle, adjusted for minority interest in earnings, amortization of interest costs previously capitalized and certain other items, plus fixed charges other than capitalized interest. Fixed charges include interest costs, distributions on Company-obligated mandatorily redeemable preferred securities, the estimated interest component of rent expense and certain other items.

(2)	The ratio of earnings to combined fixed charges and Preferred stock dividend requirements is computed by dividing total combined fixed charges and amounts of pre-tax earnings required to cover Preferred stock dividend requirements into net earnings before income taxes, extraordinary loss and cumulative effect of change in accounting principle, adjusted for minority interest in earnings, amortization of interest costs previously capitalized and certain other items, plus fixed charges other than capitalized interest. Fixed charges include interest costs, distributions on Company-obligated mandatorily redeemable preferred securities, the estimated interest component of rent expense and certain other items.

(3)	Total combined fixed charges and Preferred stock dividend requirements exceeded earnings available for combined fixed charges and Preferred stock dividend requirements by $14,086,000, $8,934,000 and $17,722,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

DESCRIPTION OF COMMON STOCK

General

The following summary of certain terms and provisions of Rouse’s common stock, $0.01 par value per share, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Maryland General Corporation Law (the “MGCL”) and to the terms and provisions of the Amended and Restated Articles of Incorporation, as amended, including all Articles Supplementary thereto, of Rouse (the “Charter”) and the Bylaws, as amended, of Rouse (the “Bylaws”), copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

The Charter authorizes the issuance of 250,000,000 shares of common stock and, as of November 30, 1998, 72,158,705 shares of common stock were issued and outstanding. The common stock is listed on the NYSE under the trading symbol “RSE.”

In connection with Rouse’s acquisition in June 1996 (the “Hughes Acquisition”) of all the outstanding equity interests in The Hughes Corporation and its affiliated partnership, Howard Hughes Properties, Limited Partnership (collectively, “Hughes”), Rouse entered into an agreement (the “Contingent Stock Agreement”) for the benefit of the former Hughes equity owners (or their successors) (the “Hughes Owners”) pursuant to which shares of common stock, or under certain circumstances, Increasing Rate Cumulative Preferred Stock, par value $0.01 per share (the “Increasing Rate Preferred Stock”), of Rouse may be issued to the Hughes Owners over a 14-year period ending in 2009. The number of shares of common stock (or, under certain circumstances, Increasing Rate Preferred Stock) that may be issued will be determined on the basis of the net cash flow generated from and the appraised value of certain assets acquired in the Hughes Acquisition. Any shares of Increasing Rate Preferred Stock, if issued, will be exchangeable, at Rouse’s option, for shares of common stock.

During the first quarter of 1997, Rouse issued 4,050,000 shares of its Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Convertible Preferred Stock”). The Series B Convertible Preferred Stock is convertible, in whole or in part, at the option of the holder thereof at any time, unless previously redeemed, into shares of common stock, at a conversion price of $38.125 per share of common stock (equivalent to a conversion rate of 1.311 shares of common stock per share of Series B Convertible Preferred Stock), subject to adjustment in certain circumstances. The Series B Convertible Preferred Stock is not redeemable prior to April 1, 2000, and at no time is it redeemable for cash. On or after April 1, 2000, the Series B Convertible Preferred Stock will be redeemable by Rouse, in whole or in part, at Rouse’s option and subject to certain conditions, for such number of shares of common stock as are issuable at a conversion rate of 1.311 shares of common stock for each share of Series B Convertible Preferred Stock, subject to adjustment in certain circumstances. See “Description of Preferred Stock—Series B Convertible Preferred Stock.”

Rouse has outstanding $128,515,000 aggregate principal amount of 5 3/4% Convertible Subordinated Debentures due 2002. The debentures are convertible by the holders thereof into common stock at a conversion price equal to $28.625 principal amount of each debenture for each share of common stock, subject to adjustment in certain circumstances.

Dividend Rights

The holders of common stock are entitled to receive such dividends as are declared by the Board of Directors of Rouse, after payment of, or provision for, full cumulative dividends for outstanding Preferred Stock.

Voting Rights

Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Cumulative voting for directors is not permitted. Holders of common stock and Rouse’s preferred stock, $0.01 per share, when outstanding and when entitled to vote, vote as a class, except with respect to matters that (i) relate only to the rights, terms or conditions of preferred stock, (ii) affect only the holders of preferred stock or (iii) relate to the rights of the holders of preferred stock if Rouse fails to fulfill any of its obligations regarding such stock.

Liquidation Rights

Upon any dissolution, liquidation or winding up of Rouse, the holders of common stock are entitled to receive pro rata all of Rouse’s assets and funds remaining after payment of, or provision for, creditors and distribution of, or provision for, preferential amounts and unpaid accumulated dividends to holders of preferred stock.

Preemptive Rights

Holders of common stock have no preemptive right to purchase or subscribe for any shares of Rouse’s capital stock.

Special Statutory Requirements for Certain Transactions

The summaries of the following statutes do not purport to be complete and are subject to and qualified in their entirety by reference to the applicable provisions of the MGCL.

Business Combination Statute

The MGCL establishes special requirements with respect to “business combinations” between Maryland corporations and “interested stockholders,” unless exemptions are applicable. Among other things, the law prohibits for a period of five years a merger or other specified transactions between a company and an interested stockholder and requires a super-majority vote for such transactions after the end of such five-year period.

“Interested stockholders” are all persons owning beneficially, directly or indirectly, 10% or more of the outstanding voting stock of a Maryland corporation. “Business combinations” include any merger or similar transaction subject to a statutory vote and additional transactions involving transfers of assets or securities in specified amounts to interested stockholders or their affiliates. Unless an exemption is available, transactions of these types may not be consummated between a Maryland corporation and an interested stockholder or its affiliates for a period of five years after the date on which the stockholder first became an interested stockholder and thereafter may not be consummated unless recommended by the board of directors of the Maryland corporation and approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66 2/3% of the votes entitled to be cast by all holders of outstanding shares of voting stock other than the interested stockholder. A business combination with an interested stockholder which is approved by the board of directors of a Maryland corporation at any time before an interested stockholder first becomes an interested stockholder is not subject to the five-year moratorium or special voting requirements. The Bylaws specifically provide that the foregoing provisions apply to any such business combination with Rouse. An amendment to a Maryland corporation’s charter electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66 2/3% of the votes entitled to be cast by holders of outstanding shares of voting stock who are not interested stockholders. Any such amendment is not effective until 18 months after the vote of stockholders and does not apply to any business combination of a corporation with a stockholder who was an interested stockholder on the date of the stockholder vote. Rouse has not adopted any such amendment to its charter.

Control Share Acquisition Statute

The MGCL imposes limitations on the voting rights of shares acquired in a “control share acquisition.” The Maryland statute defines a “control share acquisition” at the 20%, 33 1/3% and 50% acquisition levels, and requires a two-thirds stockholder vote (excluding shares owned by the acquiring person and certain members of management) to accord voting rights to stock acquired in a control share acquisition. The statute also requires Maryland corporations to hold a special meeting at the request of an actual or proposed control share acquirer generally within 50 days after a request is made with the submission of an “acquiring person statement,” but only if the acquiring person (a) posts a bond for the cost of the meeting and (b) submits a definitive financing agreement to the extent that financing is not provided by the acquiring person. In addition, unless the charter or bylaws provide otherwise, the statute gives the Maryland corporation, within certain time limitations, various redemption rights if there is a stockholder vote on the issue and the grant of voting rights is not approved, or if an “acquiring person statement” is not delivered to the target within ten days following a control share acquisition. Moreover, unless the charter or bylaws provide otherwise, the statute provides that, if, before a control share acquisition occurs, voting rights are accorded to control shares which result in the acquiring person having majority voting power, then minority stockholders have appraisal rights. An acquisition of shares may be exempted from the control share statute provided that a charter or bylaw provision is adopted for such purpose prior to the control share acquisition. The Bylaws specifically provide that the statutory provisions relating to control share acquisitions do not apply.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is The Bank of New York, New York, New York.

DESCRIPTION OF PREFERRED STOCK

General

The following summaries of certain terms and provisions of the preferred stock do not purport to be complete and are subject to, and qualified in their entirety by reference to, the MGCL and the terms and provisions of the Charter, including the Articles Supplementary setting forth the particular terms of (i) the Series B Convertible Preferred Stock, (ii) the Increasing Rate Preferred Stock and (iii) the 10.25% Junior Preferred Stock, Series 1996 (the “Junior Preferred Stock”), and to the Bylaws, copies of which are incorporated by reference into the registration statement of which this prospectus forms a part.

The Charter authorizes the issuance of 50,000,000 shares of preferred stock, of which (i) 4,600,000 shares have been classified as Series B Convertible Preferred Stock, (ii) 10,000,000 shares have been classified as Increasing Rate Cumulative Preferred Stock and (iii) 37,362 shares have been classified as 10.25% Junior Preferred Stock, 1996 Series. Preferred stock may be issued from time to time in one or more series, without stockholder approval, with such voting powers (full or limited), designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as shall be established by the Board of Directors of Rouse. Thus, without stockholder approval, Rouse could authorize the issuance of preferred stock with voting, conversion and other rights that could dilute the voting power and other rights of the holders of common stock.

The particular terms of any series of preferred stock offered by any prospectus supplement will be described in the prospectus supplement relating to such series of preferred stock. At any time that any series of preferred stock is authorized, the Board of Directors of Rouse or a duly authorized Committee of such Board of Directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of such series, as well as the number of shares constituting such series and the designation thereof. The description of the terms of a particular series of preferred stock that will be set forth in a prospectus supplement does not purport to be complete and will be qualified in its entirety by reference to the Articles Supplementary relating to such series.

As of November 30, 1998, no shares of Increasing Rate Preferred Stock, 37,362 shares of Junior Preferred Stock and 4,050,000 shares of Series B Convertible Preferred Stock are issued and outstanding.

Series B Convertible Preferred Stock

General

On January 30, 1997, the Board of Directors of Rouse classified and authorized Rouse to issue up to an aggregate of 4,600,000 shares of the Series B Convertible Preferred Stock as part of the 50,000,000 shares of the authorized preferred stock.

The holders of the Series B Convertible Preferred Stock have no preemptive rights with respect to any shares of capital stock of Rouse or any other securities of Rouse convertible into or carrying rights or options to purchase any such shares. The Series B Convertible Preferred Stock is not subject to any sinking fund or other obligation of Rouse to redeem or retire the Series B Convertible Preferred Stock. Unless converted or redeemed by Rouse, the Series B Convertible Preferred Stock has a perpetual term, with no maturity. The Series B Convertible Preferred Stock is listed on the NYSE under the trading symbol “RSE Pr B.” The shares of common stock issuable upon conversion or redemption of the Series B Convertible Preferred Stock are listed on the NYSE.

Ranking

The Series B Convertible Preferred Stock ranks senior to the Increasing Rate Preferred Stock, the Junior Preferred Stock and the common stock with respect to payment of dividends and amounts upon liquidation, dissolution or winding up.

While any shares of Series B Convertible Preferred Stock are outstanding, Rouse may not authorize, create or increase the authorized amount of any class or series of stock that ranks senior to the Series B Convertible Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of two-thirds of the outstanding shares of Series B Convertible Preferred Stock and all other shares of Voting Preferred Shares (defined below), voting as a single class. However, Rouse may create additional classes of stock, increase the authorized number of shares of preferred stock or issue series of preferred stock ranking on a parity with the Series B Convertible Preferred Stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution and winding up (a “Series B Parity Stock”) without the consent of any holder of Series B Convertible Preferred Stock. See “—Voting Rights” below.

Dividends

Holders of shares of Series B Convertible Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of Rouse, out of funds of Rouse legally available for payment, cumulative cash dividends at the rate per annum of 6.0% per share on the liquidation preference thereof or $3.00 per share of Series B Convertible Preferred Stock. Dividends on the Series B Convertible Preferred Stock are payable quarterly on the first calendar day of January, April, July and October of each year (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors), at such annual rate. Each such dividend is payable to holders of record as they appear on the stock records of Rouse at the close of business on such record dates, not exceeding 60 days preceding the payment dates thereof as shall be fixed by the Board of Directors of Rouse. Dividends are cumulative from the most recent dividend payment date to which dividends have been paid, whether or not in any dividend period or periods there shall be funds of Rouse legally available for the payment of such dividends. Accumulations of dividends on shares of Series B Convertible Preferred Stock will not bear interest. Dividends payable on the Series B Convertible Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series B Convertible Preferred Stock for each full dividend period are computed by dividing the annual dividend rate by four.

No dividend may be declared or paid on any Series B Parity Stock unless full cumulative dividends have been declared and paid or are contemporaneously declared and funds sufficient for payment set aside on the Series B Convertible Preferred Stock for all prior dividend periods, provided, however, that if accrued dividends on the Series B Convertible Preferred Stock for all prior dividend periods have not been paid in full then any dividend declared on the Series B Convertible Preferred Stock for any dividend period and on any Series B Parity Stock will be declared ratably in proportion to accrued and unpaid dividends on the Series B Convertible Preferred Stock and such Series B Parity Stock.

Rouse may not

(i)	declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Series B Junior Stock (as defined below), or

(ii)	redeem, purchase or otherwise acquire for consideration any Series B Junior Stock through a sinking fund or otherwise (other than (A) a redemption or purchase or other acquisition of shares of common stock made for purposes of an employee incentive or benefit plan of Rouse or any subsidiary or (B) a purchase or other acquisition of shares of common stock made for purposes of distribution pursuant to the Contingent Stock Agreement), unless

(1)	all cumulative dividends with respect to the Series B Convertible Preferred Stock and any Series B Parity Stock at the time such dividends are payable have been paid or funds have been set apart for payment of such dividends and

(2)	sufficient funds have been paid or set apart for the payment of the dividend for the current dividend period with respect to the Series B Convertible Preferred Stock and any Series B Parity Stock.

The foregoing limitations do not restrict Rouse’s ability to take the foregoing actions with respect to any Series B Parity Stock.

As used herein, (i) the term “dividend” does not include dividends payable solely in shares of Series B Junior Stock on Series B Junior Stock, or in options, warrants or rights to holders of Series B Junior Stock to subscribe for or purchase any Series B Junior Stock, and (ii) the term “Series B Junior Stock” means the common stock, and any other class of capital stock of Rouse now or hereafter issued and outstanding that ranks junior as to the payment of dividends or amounts upon liquidation, dissolution and winding up to the Series B Convertible Preferred Stock.

Redemption

Shares of Series B Convertible Preferred Stock are not redeemable by Rouse prior to April 1, 2000, and at no time is the Series B Convertible Preferred Stock redeemable for cash. On and after April 1, 2000, the shares of Series B Convertible Preferred Stock will be redeemable at the option of Rouse, in whole or in part, for such number of shares of common stock as equals the liquidation preference of the Series B Convertible Preferred Stock to be redeemed divided by the Conversion Price (as defined below under “—Conversion Rights”) as of the opening of business on the date set for such redemption (equivalent to a conversion rate of 1.311 shares of common stock for each share of Series B Convertible Preferred Stock), subject to adjustment in certain circumstances. Rouse may exercise this option only if for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the closing price of the common stock on NYSE exceeds $45.75, subject to adjustment in certain circumstances. In order to exercise its redemption option, Rouse must issue a press release announcing the redemption prior to the opening of business on the second trading day after the conditions in the preceding sentences have, from time to time, been met, but in no event prior to February 1, 2000.

On the redemption date, Rouse must pay on each share of Series B Convertible Preferred Stock to be redeemed any accrued and unpaid dividends, in arrears, for any dividend period ending on or prior to the redemption date. In the case of a redemption date falling after a dividend payment record date and prior to the related payment date, the holders of the Series B Convertible Preferred Stock at the close of business on such record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date, notwithstanding the redemption of such shares prior to such dividend payment date. Except as provided for in the preceding sentences, no payment or allowance will be made for accrued dividends on any shares of Series B Convertible Preferred Stock called for redemption or on the shares of common stock issuable upon such redemption.

In the event that full cumulative dividends on the Series B Convertible Preferred Stock and any Series B Parity Stock have not been paid or declared and set apart for payment, the Series B Convertible Preferred Stock may not be redeemed in part and Rouse may not purchase or acquire shares of Series B Convertible Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series B Convertible Preferred Stock.

On and after the date fixed for redemption, provided that Rouse has made available at the office of the Registrar and Transfer Agent a sufficient number of shares of common stock and an amount of cash to effect the redemption, dividends will cease to accrue on the Series B Convertible Preferred Stock called for redemption (except that, in the case of a redemption date after a dividend payment record date and prior to the related dividend payment date, holders of Series B Convertible Preferred Stock on the dividend payment record date will be entitled on such dividend payment date to receive the dividend payable on such shares), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series B Convertible Preferred Stock shall cease except the right to receive the shares of common stock upon such redemption and any cash payable upon such redemption, without interest from the date of such redemption. At the close of business on the redemption date, each holder of Series B Convertible Preferred Stock (unless Rouse defaults in the delivery of the shares of common stock or cash) will be, without any further action, deemed a holder of the number of shares of common stock for which such Series B Convertible Preferred Stock is redeemable.

Fractional shares of common stock are not to be issued upon redemption of the Series B Convertible Preferred Stock, but, in lieu thereof, Rouse will pay a cash adjustment based on the current market price of the common stock on the trading day prior to the redemption date.

Liquidation Preference

The holders of shares of Series B Convertible Preferred Stock are entitled to receive in the event of any liquidation, dissolution or winding up of Rouse, whether voluntary or involuntary, $50.00 per share of Series B Convertible Preferred Stock plus an amount per share of Series B Convertible Preferred Stock equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders (the “Series B Liquidation Preference”), and no more.

Until the holders of the Series B Convertible Preferred Stock have been paid the Series B Liquidation Preference in full, no payment will be made to any holder of Series B Junior Stock upon the liquidation, dissolution or winding up of Rouse. If, upon any liquidation, dissolution or winding up of Rouse, the assets of Rouse, or proceeds thereof, distributable among the holders of the shares of Series B Convertible Preferred Stock are insufficient to pay in full the Series B Liquidation Preference and the liquidation preference with respect to any other shares of Series B Parity Stock, then such assets, or the proceeds thereof, will be distributed among the holders of shares of Series B Convertible Preferred Stock and any such Series B Parity Stock ratably in accordance with the respective amounts which would be payable on such shares of Series B Convertible Preferred Stock and any such Series B Parity Stock if all amounts payable thereon were paid in full. Neither a consolidation or merger of Rouse with another corporation, a statutory share exchange by Rouse nor a sale or transfer of all or substantially all of Rouse’s assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of Rouse.

Voting Rights

Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of shares of Series B Convertible Preferred Stock have no voting rights.

If and whenever six quarterly dividends (whether or not consecutive) payable on the Series B Convertible Preferred Stock or any other Series B Parity Stock are in arrears, whether or not earned or declared, the number of directors then constituting the Board of Directors of Rouse will be increased by two and the holders of shares of Series B Convertible Preferred Stock, voting together as a class with the holders of any other series of Series B Parity Stock (any such other series, the “Voting Preferred Shares”), will have the right to elect two additional directors to serve on Rouse’s Board of Directors at an annual meeting of stockholders or a properly called special meeting of the holders of the Series B Convertible Preferred Stock and such Voting Preferred Shares and at each subsequent annual meeting of stockholders until all such dividends and dividends for the current quarterly period on the Series B Convertible Preferred Stock and such other Voting Preferred Shares have been paid or declared and set aside for payment.

The approval of two-thirds of the outstanding shares of Series B Convertible Preferred Stock and all other series of Voting Preferred Shares, acting as a single class regardless of series either at a meeting of shareholders or by written consent, is required in order to amend the Charter and Articles Supplementary to affect materially and adversely the rights, preferences or voting powers of the holders of the Series B Convertible Preferred Stock or the Voting Preferred Shares or to authorize, create, or increase the authorized amount of, any class of stock having rights senior to the Series B Convertible Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up. However, Rouse may create additional classes of Series B Parity Stock and Series B Junior Stock, increase the authorized number of shares of Series B Parity Stock and Series B Junior Stock and issue additional series of Series B Parity Stock and Series B Junior Stock without the consent of any holder of Series B Convertible Preferred Stock.

Except as required by law, the holders of Series B Convertible Preferred Stock are not entitled to vote on any merger or consolidation involving Rouse or a sale of all or substantially all of the assets of Rouse. See “—Conversion Price Adjustments” below.

Conversion Rights

Shares of Series B Convertible Preferred Stock are convertible, in whole or in part, at any time, at the option of the holders thereof, into shares of common stock at a conversion price of $38.125 per share of common stock (equivalent to a conversion rate of 1.311 shares of common stock for each share of Series B Convertible Preferred Stock), subject to adjustment as described below (“Conversion Price”). The right to convert shares of Series B Convertible Preferred Stock called for redemption terminates at the close of business on a redemption date.

Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series B Convertible Preferred Stock shall have been surrendered and notice shall have been received by Rouse as aforesaid (and if applicable, payment of any amount equal to the dividend payable on such shares shall have been received by Rouse as described below) and the conversion shall be at the Conversion Price in effect at such time and on such date.

Holders of shares of Series B Convertible Preferred Stock at the close of business on a dividend payment record date are entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion of such shares following such dividend payment record date and prior to such dividend payment date. However, shares of Series B Convertible Preferred Stock surrendered for conversion during the period between the close of business on any dividend payment record date and ending with the opening of business on the corresponding dividend payment date (except shares converted after the issuance of a notice of redemption with respect to a redemption date during such period or coinciding with such dividend payment date, which will be entitled to such dividend) must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date. A holder of shares of Series B Convertible Preferred Stock on a dividend record date who (or whose transferee) tenders any such shares for conversion into shares of common stock on such dividend payment date will receive the dividend payable by Rouse on such shares of Series B Convertible Preferred Stock on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of shares of Series B Convertible Preferred Stock for conversion. Except as provided above, Rouse will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of common stock issued upon such conversion.

Fractional shares of common stock are not to be issued upon conversion but, in lieu thereof, Rouse will pay a cash adjustment based on the current market price of the common stock on the trading day prior to the conversion date.

Conversion Price Adjustments

The Conversion Price is subject to adjustment upon certain events, including:

(i)	the payment of dividends (and other distributions) payable in common stock on any class of capital stock of Rouse;

(ii)	the issuance to all holders of common stock of certain rights or warrants entitling them to subscribe for or purchase common stock at a price per share less than the fair market value per share of common stock;

(iii)	subdivisions, combinations and reclassifications of common stock; and

(iv)	distributions to all holders of common stock of evidences of indebtedness of Rouse or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to above and dividends and distributions paid in cash out of equity, including revaluation equity, applicable to common stock).

In addition to the foregoing adjustments, Rouse may make such reductions in the Conversion Price as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the common stock.

In case Rouse shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the shares of common stock or sale of all or substantially all of Rouse’s assets), in each case as a result of which shares of common stock will be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series B Convertible Preferred Stock, if convertible after the consummation of the transaction, will thereafter be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of shares or fraction thereof of common stock into which one share of Series B Convertible Preferred Stock was convertible immediately prior to such transaction (assuming such holder of common stock failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares). Rouse may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

No adjustment of the Conversion Price is required to be made in any case until cumulative adjustments amount to 1% or more of the Conversion Price. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments.

Transfer Agent, Registrar, Dividend Disbursing Agent and Redemption Agent

The transfer agent, registrar, dividend disbursing agent and redemption agent for the shares of Series B Convertible Preferred Stock is The Bank of New York, New York, New York.

Increasing Rate Preferred Stock

General

On February 22, 1996, the Board of Directors of Rouse classified, and authorized Rouse to issue, the Increasing Rate Preferred Stock as part of the 50,000,000 shares of authorized preferred stock. The Increasing Rate Preferred Stock is issuable only in connection with the Hughes Acquisition and only to Hughes Owners. Pursuant to the terms of the Contingent Stock Agreement, Rouse will be obligated to issue and deliver shares of Increasing Rate Preferred Stock to Hughes Owners if the representatives of the Hughes Owners (which representatives have been appointed under the Contingent Stock Agreement (the “Representatives”)) require Rouse to issue and deliver such shares of Increasing Rate Preferred Stock following certain events of default under the Agreement.

If and when issued, the Increasing Rate Preferred Stock will be validly issued, fully paid and nonassessable. The holders of Increasing Rate Preferred Stock will have no preemptive rights with respect to any shares of capital stock of Rouse or any other securities of Rouse convertible into or carrying rights or options to purchase any such shares. The Increasing Rate Preferred Stock will not be subject to any sinking fund. Unless exchanged for common stock or redeemed, the Increasing Rate Preferred Stock will have a perpetual term, with no maturity. The shares of common stock issuable upon the exchange of Increasing Rate Preferred Stock will be listed on the NYSE.

Ranking

The Increasing Rate Preferred Stock will rank equally with any Parity Stock (as defined below) and will rank senior to the Junior Preferred Stock, the common stock and any other Increasing Rate Junior Stock (as defined below) with respect to the payment of dividends and amounts upon liquidation, dissolution or winding up.

While any shares of Increasing Rate Preferred Stock are outstanding, unless Rouse first obtains the consent of the Representatives or the consent of the holders of at least 66 2/3% of the outstanding shares of Increasing Rate Preferred Stock, Rouse may not, either directly or indirectly or through a merger or consolidation of Rouse with another entity (a “Rouse Merger”):

(i)	issue (or approve the issuance of) or increase the authorized number of shares of any Increasing Rate Parity Dividend Stock, Increasing Rate Parity Liquidation Stock or Increasing Rate Prior Stock (as such terms are defined below);

(ii)	declare, pay or set apart funds for the payment of any dividends (other than dividends payable in Increasing Rate Junior Stock) or make any other distribution on or with respect to shares of Increasing Rate Junior Stock;

(iii)	declare, pay or set apart funds for the payment of any dividends (other than dividends payable in Increasing Rate Junior Stock) or make any other distribution on or with respect to shares of Increasing Rate Parity Dividend Stock or Increasing Rate Parity Liquidation Stock, unless simultaneously therewith a proportionate dividend on the Increasing Rate Preferred Stock is ratably distributed; or

(iv)	redeem, retire or otherwise acquire for value or set apart any funds for the redemption or purchase of any shares of Increasing Rate Junior Stock (other than common stock to effect an Exchange (as defined below)) or any warrant, option or right to acquire shares thereof.

“Increasing Rate Junior Stock” means the common stock and any other capital stock of Rouse ranking junior to the Increasing Rate Preferred Stock with respect to distributions of assets upon the dissolution, liquidation or winding up of Rouse, whether voluntary or involuntary, or with respect to the payment of dividends.

“Increasing Rate Parity Dividend Stock” means any capital stock of Rouse ranking on a parity with the Increasing Rate Preferred Stock with respect to the payment of dividends.

“Increasing Rate Parity Liquidation Stock” means any capital stock of Rouse ranking on a parity with the Increasing Rate Preferred Stock with respect to distributions of assets upon the dissolution, liquidation or winding up of Rouse, whether voluntary or involuntary.

“Parity Stock” means any capital stock of Rouse ranking on a parity with the Increasing Rate Preferred Stock with respect to distributions of assets upon the dissolution, liquidation or winding up of Rouse, whether voluntary or involuntary, or with respect to the payment of dividends.

“Increasing Rate Prior Stock” means any capital stock of Rouse ranking prior to the Increasing Rate Preferred Stock with respect to distributions of assets upon the dissolution, liquidation or winding up of Rouse, whether voluntary or involuntary, or with respect to the payment of dividends.

Dividends

Holders of shares of Increasing Rate Preferred Stock will be entitled to receive for each such share, when and as declared by the Board of Directors of Rouse, out of funds of Rouse legally available for payment, cumulative cash dividends on the Liquidation Value (as defined below) of such share at the Dividend Rate (as defined below). Dividends on the Increasing Rate Preferred Stock will be payable semi-annually (each, a “Dividend Payment Date”) at such rate on the first business day following the end of each six-month period beginning January 1 and July 1 of each year (each such six-month period, a “Dividend Period”). Dividends will be payable to holders of record as they appear on the stock records of Rouse at the close of business 15 days prior to the end of the applicable Dividend Period. Dividends on shares of Increasing Rate Preferred Stock (whether or not earned or declared) will accrue from the date of issuance of such shares (the “Issue Date”) until such shares are redeemed or exchanged as described below. Dividends will be cumulative from the Issue Date, whether or not in any Dividend Period or Periods there are funds of Rouse legally available for the payment of such dividends. Accumulations of dividends on shares of Increasing Rate Preferred Stock will not bear interest.

Unless all accrued and unpaid dividends on Increasing Rate Preferred Stock have been paid in full or funds sufficient for such payment have been set apart therefor, Rouse may not:

(i)	pay or set apart funds for the payment of any dividend with respect to any Junior Dividend Stock (as defined below);

(ii)	pay or set apart funds for the payment of any dividend with respect to any Increasing Rate Parity Dividend Stock, other than pro rata with, and recognizing all accrued and unpaid dividends on, the Increasing Rate Preferred Stock and all other classes or series of Increasing Rate Parity Dividend Stock;

(iii)	make any distribution (other than in Junior Dividend Stock) on, redeem or purchase any Junior Liquidation Stock; or

(iv)	make any distribution on, redeem or purchase any Increasing Rate Parity Liquidation Stock.

To the extent that Rouse does not have sufficient funds to pay (or set apart for payment) the full amount of accrued but unpaid dividends on the Increasing Rate Preferred Stock on any given Dividend Payment Date, any payments made (or funds set apart for such payments) by Rouse in respect of such dividends will be made ratably to the holders of such Increasing Rate Preferred Stock in proportion to the number of shares held by them.

“Base Rate” means:

(i)	with respect to the Dividend Period during which Rouse issues shares of Increasing Rate Preferred Stock for the first time, the dividend rate, as determined by a nationally recognized investment banking firm selected by Rouse for such purpose and reasonably acceptable to the Representatives, which would be required in order for Rouse to successfully sell at par (i.e., stated liquidation value), in a private placement transaction, a class or series of its perpetual preferred stock as of such time; and

(ii)	with respect to each subsequent Dividend Period, the dividend rate, as determined by a nationally recognized investment banking firm selected by Rouse for such purpose and reasonably acceptable to the Representatives, which would be required in order for Rouse to successfully sell at par (i.e., stated liquidation value), in a private placement transaction, a class of its perpetual preferred stock as of the first day of such Dividend Period.

“Dividend Rate” means a rate per annum equal to the Base Rate plus the Spread, in each case as in effect during a Dividend Period; provided, however, that in the event that any share of Increasing Rate

Preferred Stock shall have an Issue Date other than on the first day of any Dividend Period, the Dividend Rate with respect to such share during the Dividend Period in which such Issue Date occurs shall be calculated on the basis of the applicable Dividend Rate for such Dividend Period for the period commencing with the Issue Date to and including the last day of such Dividend Period.

“Junior Dividend Stock” means common stock and any other capital stock of Rouse ranking junior to the Increasing Rate Preferred Stock with respect to the payment of dividends.

“Junior Liquidation Stock” means common stock and any capital stock of Rouse junior to the Increasing Rate Preferred Stock with respect to distributions of assets upon the dissolution, liquidation or winding up of Rouse, whether voluntary or involuntary.

“Liquidation Value” means, with respect to a share of Increasing Rate Preferred Stock, $100 plus all dividends (whether or not earned or declared), accrued and unpaid on such share.

“Spread” (i) for the Dividend Period during which Rouse issues shares of Increasing Rate Preferred Stock for the first time shall be 3.50% per annum and (ii) for each Dividend Period thereafter shall be the Spread for the immediately preceding Dividend Period plus 0.50%.

Redemption

Any holder of Increasing Rate Preferred Stock may elect to have Rouse redeem all or any portion of such holder’s shares on any Dividend Payment Date (the “Redemption Date”) by delivering to Rouse a redemption notice at least 30 but not more than 60 days prior to such Redemption Date; provided, however, that any shares subject to redemption must have been issued at least one year prior to the date of such redemption notice.

For each share of Increasing Rate Preferred Stock to be redeemed, Rouse must pay on the Redemption Date an amount equal to the sum of (i) 110% of the Liquidation Value of such share as of such Redemption Date plus (ii) all accrued and unpaid dividends (whether or not earned or declared) on such share as of such Redemption Date. In the event Rouse is required to redeem shares of the Increasing Rate Preferred Stock but does not have sufficient funds legally available to redeem all such shares, Rouse must apply the funds it does have legally available to redeem on a ratable basis as many shares subject to redemption as is possible. If Rouse fails to redeem all shares required to be redeemed by it on any given Redemption Date because of insufficient legally available funds, the holders of Increasing Rate Preferred Stock will be able to exercise the Special Voting Right described below.

Exchange

Rouse may, at its option, exchange shares of common stock on any Dividend Payment Date (an “Exchange Date”) for any or all shares of Increasing Rate Preferred Stock outstanding on such Exchange Date (each, an “Exchange”), provided that in connection with such Exchange, (i) Rouse delivers an exchange notice at least 30 but not more than 60 days prior to such Exchange Date and (ii) on the Exchange Date, Rouse pays each holder of the shares of Increasing Rate Preferred Stock to be exchanged an amount equal to all accrued but unpaid dividends on such shares to such Exchange Date. The number of shares of common stock to be exchanged for each share of Increasing Rate Preferred Stock will be a number equal to the Liquidation Value divided by the Current Share Value on the last day of the Dividend Period immediately preceding the Exchange Date. If, in connection with an Exchange, Rouse intends to exchange fewer than all the outstanding shares of Increasing Rate Preferred Stock, the number of shares of Increasing Rate Preferred Stock to be exchanged will be determined ratably among the holders of such stock according to the respective number of shares held by them.

Liquidation

The holders of shares of Increasing Rate Preferred Stock will be entitled to receive in the event of any liquidation, dissolution or winding up of Rouse, whether voluntary or involuntary, the Liquidation Value for each share of Increasing Rate Preferred Stock (the “Junior Preferred Liquidation Preference”), and no more.

Until the holders of the Increasing Rate Preferred Stock have been paid the Junior Preferred Liquidation Preference in full, no payment may be made to any holder of Junior Liquidation Stock upon the liquidation, dissolution or winding up of Rouse. If, upon any liquidation, dissolution or winding up of Rouse, the assets of Rouse, or any proceeds thereof, distributable among the holders of the shares of Increasing Rate Preferred Stock are insufficient to pay in full the Junior Preferred Liquidation Preference, then such assets, or the proceeds thereof, will be distributed among the holders of shares of Increasing Rate Preferred Stock ratably in accordance with the respective amounts which would be payable on such shares of Increasing Rate Preferred Stock if all amounts payable thereon were paid in full. Neither a merger or consolidation of Rouse with or into another entity nor a voluntary sale, lease, conveyance, exchange or transfer of all or substantially all of Rouse’s assets (except in connection with a plan of liquidation, dissolution or winding up of Rouse) will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of Rouse.

Voting Rights

Except as described below, or except as otherwise from time to time required by applicable law, the holders of shares of Increasing Rate Preferred Stock will have no voting rights.

Whenever

(i)	any accrued but unpaid dividends on the Increasing Rate Preferred Stock (whether or not earned or declared) are in arrears for at least one Dividend Period,

(ii)	Rouse fails to effect any redemption described above or

(iii)	Rouse fails to effect any Exchange,

then

(x)	the number of directors then constituting the Board of Directors of Rouse will be increased by one and

(y)	the holders of shares of Increasing Rate Preferred Stock, voting separately as a class, will have the exclusive right (the “Special Voting Right”) to elect a director to fill such vacancy either (1) at a properly called special meeting of the holders of the Increasing Rate Preferred Stock called for such purpose or (2) at any annual meeting of stockholders of Rouse.

Holders of Increasing Rate Preferred Stock will have the right to exercise the Special Voting Right until such time as:

(i)	all accumulated dividends on the Increasing Rate Preferred Stock shall have been paid in full;

(ii)	all redemptions required to be made on any Redemption Date shall have been made; and

(iii)	all Exchanges required to be made shall have been made.

In exercising the Special Voting Right, each share of Increasing Rate Preferred Stock will be entitled to one vote.

In addition, so long as any shares of Increasing Rate Preferred Stock are outstanding, the consent of the Representatives or the affirmative vote of the holders of 66  2/3% of the shares of the Increasing Rate

Preferred Stock is required to issue any preferred stock on parity with or senior to the Increasing Rate Preferred Stock, amend the articles supplementary relating to the Increasing Rate Preferred Stock, issue or take certain actions affecting the Increasing Rate Preferred Stock or make distributions with respect to stock on parity with or junior to the Increasing Rate Preferred Stock.

Transfer Agent and Registrar

The transfer agent and registrar for the Increasing Rate Preferred Stock will be The Bank of New York, New York, New York.

Junior Preferred Stock

General

On February 22, 1996, the Board of Directors of Rouse classified, and authorized Rouse to issue, up to 37,362 shares of the Junior Preferred Stock as part of the 50,000,000 shares of authorized preferred stock.

In connection with the Hughes Acquisition, 37,362 shares of Junior Preferred Stock were issued to a non-REIT subsidiary of Rouse and are currently outstanding.

Ranking

The Junior Preferred Stock ranks senior to the common stock and junior to all other preferred stock (unless the terms of such preferred stock specifically provide that it will rank junior to or on parity with the Junior Preferred Stock), with respect to payment of dividends and amounts upon liquidation, dissolution or winding up.

Dividends

Holders of shares of Junior Preferred Stock are entitled to receive for each such share, when and as declared by the Board of Directors of Rouse, out of funds of Rouse legally available for payment, a cumulative annual cash dividend equal to the greater of (i) 10.25% of the liquidation preference of such Junior Preferred Stock (the “Junior Preferred Liquidation Preference”) or (ii) the lesser of 200% of the amount determined under clause (i) above or the Junior Preferred Liquidation Preference divided by the average closing price of common stock used to determine the exchange ratio in connection with the Hughes Acquisition (the “Multiplier”) multiplied by the aggregate per share amount of all cash and non-cash dividends (other than dividends payable in common stock), subject to adjustment for stock splits, combinations and dividends on the common stock. Accumulations of dividends on shares of Junior Preferred Stock will not bear interest.

Until all accumulated dividends are paid in full, Rouse may not, without first obtaining the consent of the holders of at least 66 2/3% of the outstanding shares of Junior Preferred Stock, (i) declare or pay dividends on or make any other distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Rouse’s capital stock ranking junior to the Junior Preferred Stock (other than such shares acquired in exchange for other shares of Rouse’s capital stock ranking junior to the Junior Preferred Stock), (ii) declare or pay dividends on or make any other distributions on any shares of Rouse’s capital stock ranking on parity with the Junior Preferred Stock other than dividends payable ratably on the Junior Preferred Stock and any other parity stock or (iii) redeem or purchase or otherwise acquire for consideration any shares of Rouse’s capital stock ranking on a parity with the Junior Preferred Stock, except pursuant to an offer that treats fairly and equitably all holders of Junior Preferred Stock and such parity stock.

Redemption

The Junior Preferred Stock is not subject to redemption.

Liquidation

The holders of shares of Junior Preferred Stock are entitled to receive in the event of any liquidation, dissolution or winding up of Rouse, whether voluntary or involuntary, a liquidation preference for each share of Junior Preferred Stock equal to the greater of (i) the sum of $4,148.60 plus all accrued and unpaid dividends on such share to the date of payment and (ii) an amount equal to the Multiplier multiplied by the aggregate per share amount to be distributed to holders of common stock in connection with such liquidation, dissolution or winding up, in each case subject to adjustment for stock splits, combinations and dividends on the common stock. Until the holders of the Junior Preferred Stock have been paid their aggregate liquidation preference in full, no payment will be made to (i) any holder of Rouse’s capital stock ranking on a parity with the Junior Preferred Stock, except distributions made ratably on the Junior Preferred Stock and any stock ranking on parity therewith or (ii) any holder of Rouse’s capital stock ranking junior to the Junior Preferred Stock.

Voting Rights

Except as otherwise from time to time required by applicable law, the holders of shares of Junior Preferred Stock have no voting rights; however, when dividends are in arrears, a vote of 66 2/3% of the outstanding shares is required for Rouse to pay distributions on or redeem any stock junior to or on parity with the Junior Preferred Stock.

Consolidation, Merger

In the event of a merger, consolidation or other transaction in which shares of common stock are exchanged for cash, stock, securities or other property, holders of Junior Preferred Stock are entitled to receive for each share of their stock the per share consideration received by holders of common stock multiplied by the Multiplier, subject to adjustment for stock splits, combinations and dividends on the common stock.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of the debt securities that Rouse may issue under this prospectus sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by the prospectus supplement (the “Offered Debt Securities”) and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such Offered Debt Securities.

The Offered Debt Securities are to be issued under an Indenture (the “Indenture”) between Rouse and The First National Bank of Chicago, as trustee (the “Trustee”), a copy of which Indenture is filed as an exhibit to the registration statement. The following summaries of certain provisions of the Indenture and the debt securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms and of those terms made a part thereof by the Trust Indenture Act. Wherever particular provisions or defined terms of the Indenture are referred to, such provisions or defined terms are incorporated herein by reference. Certain defined terms in the Indenture are capitalized herein.

General

The debt securities will be unsecured obligations of Rouse.

The debt securities to be offered by this prospectus are limited to $2,251,000,000 in aggregate issue price. The Indenture does not limit the amount of debt securities that may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more series. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of any Holder, for issuances of additional debt securities of such series. (Section 301) The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of debt securities.

Reference is made to the prospectus supplement relating to the Offered Debt Securities for the following terms, where applicable, of the Offered Debt Securities:

(1)	the title of the Offered Debt Securities or series of which they are a part;

(2)	any limit on the aggregate principal amount of the Offered Debt Securities;

(3)	the date or dates, or the method or methods, if any, by which such date or dates shall be determined, on which the principal of such Offered Debt Securities will be payable;

(4)	the rate or rates (which may be fixed, floating or adjustable) at which the Offered Debt Securities will bear interest, if any, the date or dates from which such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date for any such interest payable on any Interest Payment Date;

(5)	the place or places where the principal of and any premium and interest on such Offered Debt Securities will be payable;

(6)	the period or periods within which, the price or prices at which and the terms and conditions upon which such Offered Debt Securities may be redeemed, in whole or in part, at the option of Rouse;

(7)

the obligation, if any, of Rouse to redeem or purchase any of such Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions on which any of such Offered Debt Securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation;

(8)	the denominations in which such Offered Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

(9)	if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of or any premium or interest on such Offered Debt Securities will be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States of America is to be determined for any purpose, including for the purpose of determining the principal amount deemed to be Outstanding at any time);

(10)	if the amount of payments of principal of or any premium or interest on such Offered Debt Securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

(11)	if the principal of or any premium or interest on such Securities is to be payable, at the election of Rouse or a Holder thereof, in one or more currencies or currency units other than those in which the Offered Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made;

(12)	if other than the principal amount thereof, the portion of the principal amount of such Offered Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof;

(13)	if applicable, that such Offered Debt Securities are defeasible as provided in the Indenture;

(14)	whether such Offered Debt Securities are convertible into or exchangeable for common stock, preferred stock or other securities and the terms and conditions upon which such conversion or exchange will be effected;

(15)	whether such Offered Debt Securities will be issuable in whole or in part in the form of one or more Global Securities and, if so, the depositary or Depositaries for such Global Security or Global Securities and any circumstances other than those described under “Global Securities” in which any such Global Security may be transferred to, and registered and exchanged for Securities registered in the name of a Person other than the depositary for such Global Security or a nominee thereof and in which any such transfer may be registered;

(16)	any addition to, or modification or deletion of, any Events of Default or covenants provided for with respect to the Offered Debt Securities;

(17)	the terms, if any, pursuant to which the Offered Debt Securities will be made subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness of Rouse, and the definition of any such Senior Indebtedness; and

(18)	any other terms of such Offered Debt Securities not inconsistent with the provisions of the Indenture. (Section 301)

Unless otherwise indicated in the prospectus supplement relating to Offered Debt Securities, principal of and any premium or interest on the debt securities will be payable, and the debt securities will be exchangeable and transfers thereof will be registrable, at the office of the Trustee at its principal executive offices (see “Concerning the Trustee”), provided that, at the option of Rouse, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register. (Sections 301, 305 and 1002) Any payment of principal and any premium or interest required to be made on an Interest Payment Date, Redemption Date or at Maturity which is not a Business Day need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date or at Maturity, as the case may be, and no interest shall accrue for the period from and after such Interest Payment Date, Redemption Date or Maturity. (Section 113)

Unless otherwise indicated in the prospectus supplement relating to Offered Debt Securities, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. (Section 302) No service charge will be made for any transfer or exchange of the debt securities, but Rouse may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

Debt securities may be issued under the Indenture as Original Issue Discount Securities (as defined below) to be offered and sold at a substantial discount from their stated principal amount. In addition, under Treasury Regulations it is possible that debt securities which are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for federal income tax purposes. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities (or other debt securities treated as issued at an original issue discount) will be described in the prospectus supplement relating thereto. “Original Issue Discount Security” means a security, including any security that does not provide for the payment of interest prior to Maturity, which is issued at a price lower than the principal amount thereof and which provides that upon redemption or acceleration of the Stated Maturity thereof an amount less than the principal amount thereof shall become due and payable. (Section 101)

Global Securities

The debt securities of a series may be issued in the form of one or more Global Securities that will be deposited with a depositary or its nominee identified in the prospectus supplement relating to the Offered Debt Securities. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a Global Security may not be registered for transfer or exchange except as a whole by the depositary for such Global Security to a nominee of such depositary and except in the circumstances described in the prospectus supplement relating to the Offered Debt Securities. (Sections 204 and 305) The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series.

Certain Covenants

Limitation on the Incurrence of Debt

Rouse and its consolidated Subsidiaries may not incur any Debt if, after giving effect to such Incurrence, the Ratio Calculation is less than 1.1 to 1.

Notwithstanding the foregoing paragraph, Rouse and its consolidated Subsidiaries may incur the following additional Debt without regard to the foregoing limitation (although the additional Debt so incurred will be included in the determination of the Consolidated Coverage Ratio thereafter):

(i)	Debt Securities issued under the Indenture not to exceed an aggregate issue price of $150,000,000;

(ii)	intercompany Debt (representing Debt to which the only parties are Rouse and any of its consolidated Subsidiaries (but only so long as such Debt is held solely by any of Rouse and its consolidated Subsidiaries));

(iii)	any drawings or redrawings under lines of credit existing on the date of the Indenture and any new lines of credit or replacements, amendments or extensions of existing lines of credit, provided, however, that the maximum amount that may be drawn under all lines of credit pursuant to this clause (iii) may not at any time exceed the maximum amount that may be drawn under all lines of credit that exist as of the date of the Indenture;

(iv)	refinancings, renewals, refundings or extensions of any Debt, in any case in an amount not to exceed the principal amount of the Debt so refinanced plus any prepayment premium or accrued interest, provided that

(a)	such refinancing Debt is either

(I) Debt of Rouse that ranks equally with or junior to the Debt being refinanced,

(II) Debt of a Subsidiary that Rouse or another Subsidiary guarantees or

(III) Debt of a Subsidiary and

(b)	such refinancing Debt (giving effect to any right of the holder thereof to require, directly or indirectly, an early repayment, defeasance or retirement of such Debt) either has a weighted average life equal to or longer than the remaining weighted average life of the Debt being refinanced or has a minimum term of five years;

(v)	third party Debt of a Subsidiary, including Debt of a Subsidiary that carries a Rouse guarantee of repayment, directly relating to the development of projects or the expansion, renovation or improvement of existing properties;

(vi)	third party Debt of a Subsidiary directly relating to the acquisition of assets;

(vii)	reimbursement obligations under letters of credit, bankers’ acceptances or similar facilities, provided that at the time of incurring any additional obligations pursuant to this clause (vii) the amount of all such obligations, whether or not currently due, aggregate at any time less than 5% of Consolidated Net Tangible Assets at such date;

(viii)	Debt that by its terms is subordinate in right of payment to the other Debt of Rouse, provided, however, that, pursuant to clauses (i) through (ix), the aggregate issue price of such subordinated Debt may not at any time exceed the aggregate principal amount of such subordinated Debt as of the date of the Indenture plus $100,000,000;

(ix)	Attributable Debt; and

(x)	in addition to Debt referred to in clauses (i) through (ix) above, Debt in the aggregate principal amount of $50,000,000 which is to be used only for working capital purposes. (Section 1008)

Limitation on Sale/Leaseback Transactions

Rouse will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including Rouse or any consolidated Subsidiary) or to which any such lender or investor is a party, providing for the leasing by Rouse or any such Restricted Subsidiary for a period, including renewals, in excess of three years, of any Principal Property owned by Rouse or such Restricted Subsidiary, which has been or is to be sold or transferred more than one year after either the acquisition thereof or the completion of construction and commencement of full operation thereof by Rouse or any such Restricted Subsidiary, to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property (herein referred to as a “Sale/Leaseback Transaction”) unless (A) the aggregate amount of Attributable Debt for the proposed and all existing Sale/Leaseback Transactions is less than 10% of Consolidated Net Tangible Assets and (B) if the Ratio Calculation is less than 1.1 to 1 after giving effect to the proposed Sale/Leaseback Transaction, Rouse and its Subsidiaries, within 270 days after the sale or transfer shall have been made by Rouse or by any such Restricted Subsidiary, must apply an amount equal to the net proceeds of the sale of the Principal Property sold and leased back pursuant to such arrangement to either (or a combination of) (x) the purchase of property, facilities or equipment (other than the property, facilities or equipment involved in such Sale/Leaseback Transaction) or (y) the retirement of Debt of Rouse or a Restricted Subsidiary, including the debt securities issued under the Indenture, which either has an initial term of greater than 12 months or is a bona fide acquisition loan or a construction or bridge loan entered in connection with a construction project or other real estate development. (Section 1009)

Certain Definitions

“Asset” means, with respect to one or more transactions occurring within any 12-month period, any asset or group of assets of Rouse or its Subsidiaries (including, but not limited to, all balance sheet items and all intangible assets including management contracts, goodwill and trade secrets) with a fair market or book value, whichever is larger, greater than 5% of Consolidated Net Tangible Assets on the date of such transaction.

“Attributable Debt” shall mean, as to any particular lease under which Rouse or any Restricted Subsidiary is at the time liable, at any date as of which the amount thereof is to be determined, the lesser of (i) the fair value of the property subject to such lease (as determined by certain officers of Rouse as set forth in the Indenture) or (ii) the total net amount of rent required to be paid by Rouse under such lease during the remaining term thereof, discounted from the respective due dates thereof to such date at the rate of interest per annum equal to 8.5%, compounded semi-annually. The net amount of rent required to be paid under any such lease for any such period shall be the amount of the rent payable by the lessee with respect to such period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Capital Lease Obligations” of any Person means the obligations to pay rent or other amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which are required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles, and the amount of such obligations shall be the capitalized amount thereof in accordance with generally accepted accounting principles and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Consolidated Coverage Ratio” of any Person means for any period the ratio of (i) EBDT for such period plus Consolidated Interest Expense for the same period for such Person to (ii) Consolidated Interest Expense for the same period for such Person.

“Consolidated Interest Expense” means with respect to any Person for any period the Consolidated Interest Expense included in a consolidated income statement (without deduction of consolidated interest income) of such Person for such period (based on the accounting principles reflected in Rouse’s Consolidated Statement of Operations for the nine months ended September 30, 1994 contained in Rouse’s Form 10-Q for such period), including without limitation or duplication (or, to the extent not so included, with the addition of):

(i)	the portion of any rental obligation in respect of any Capital Lease Obligation allocable to interest expense in accordance with generally accepted accounting principles;

(ii)	the amortization of Debt discount;

(iii)	any payments or fees (other than up-front fees) with respect to letters of credit, bankers’ acceptances or similar facilities;

(iv)	fees (other than up-front fees) with respect to interest rate swap or similar agreements, or foreign currency hedge, exchange or similar agreements;

(v)	the interest portion of any rental obligation with respect to any Sale/Leaseback Transaction (determined as if such obligations were treated as a Capital Lease Obligation); and

(vi)	any dividends attributable to any equity security which may be converted into a debt security of Rouse at any time or is mandatorily redeemable for cash within 20 years from its initial issuance.

“Consolidated Net Tangible Assets” shall mean the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom

(i)	all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long- term indebtedness and Capital Lease Obligations) and

(ii)	all goodwill, all as shown in the consolidated balance sheet of Rouse and its Subsidiaries as of the end of the latest fiscal quarter for which consolidated Financial Statements are available.

“Debt” means (without duplication), with respect to any Person:

(i)	every obligation of such Person for money borrowed;

(ii)	every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, but excluding any trade payments and other accrued current liabilities arising in the ordinary course of business;

(iii)	every currently due reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person;

(iv)	every obligation of such Person issued or assumed as the deferred purchase price of property (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business which are not overdue by more than 90 days or which are being contested in good faith);

(v)	every Capital Lease Obligation of such Person;

(vi)	the maximum fixed redemption or repurchase price of any equity security which may be converted into a debt security of such Person at any time or is mandatorily redeemable for cash within 20 years from its initial issuance; and

(vii)	every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or for which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise.

“EBDT” shall mean Earnings Before Depreciation and Deferred Taxes from Operations for Rouse and its consolidated Subsidiaries based on the accounting principles reflected in Rouse’s Consolidated Statement of Operations for the nine months ended September 30, 1994 contained in Rouse’s Form 10-Q for such period, and assuming that any dividends paid on any equity security shall not be deducted in calculating EBDT unless such equity security may be converted into a debt security at any time or is mandatorily redeemable for cash within 20 years from its initial issuance.

“incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of any such Person (and “incurrence,” “incurred,” “incurrable” and “incurring” shall have meanings correlative to the foregoing); provided that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an incurrence of such Debt.

“Principal Property” shall mean any land, and any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, in each case the net book value which on the date as of which the determination is being made exceeds 2% of Consolidated Net Tangible Assets at such date; provided, however, that Principal Property shall not include:

(i)	any building, structure or facility which, in the opinion of the Board of Directors of Rouse, is not of material importance to the total business conducted by Rouse and its Subsidiaries as an entirety; or

(ii)	any portion of a particular building, structure or facility which, in the opinion of the Board of Directors of Rouse, is not of material importance to the use or operation of such building, structure or facility.

“Ratio Calculation” shall mean that, immediately after either the incurrence of such Debt or the sale of or other disposal of such Asset, as the case may be, Rouse, or its agent, shall calculate the Consolidated Coverage Ratio for the four full fiscal quarter period preceding such incurrence, sale or disposal for which consolidated Financial Statements are available. In making such calculation, (a) the Consolidated Interest Expense attributable to interest on any Debt to be incurred bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period and (b) with respect to any Debt which bears, at the option of Rouse, a fixed or floating rate of interest, Rouse shall apply the same rate for purposes of calculating the Consolidated Coverage Ratio as it chooses to apply to the Debt. In addition, such calculation shall be performed using the consolidated Financial Statements which shall be reformulated on a pro forma basis as if such Debt had been incurred or such Asset had been sold or otherwise disposed of, as the case may be, at the beginning of such four fiscal quarter period. Such reformulation shall give effect, as if the relevant event had occurred at the beginning of such four fiscal quarter period, to any actual use of proceeds of such Debt being incurred or Asset being sold or disposed of and to any incurrences or repayments of Debt and other sales, disposals or acquisitions of Assets occurring after the end of the last quarter for which there are consolidated Financial Statements available. If any portion of the proceeds has not been used, it shall be assumed that such portion of the proceeds was invested in one-year Treasury bills on the first day of such four fiscal quarter period.

“Restricted Subsidiary” shall mean any subsidiary of Rouse which has a 50% or greater ownership interest in a Principal Property or Properties.

Events of Default

The following are Events of Default under the Indenture with respect to debt securities of any series issued under the Indenture:

(a)	failure to pay principal of or premium, if any, on any debt security of that series when due;

(b)	failure to pay any interest on any debt security of that series when due, continued for 30 days;

(c)	failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

(d)	failure to perform any other covenant of Rouse in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of debt securities other than that series), continued for 60 days after written notice as provided in the Indenture;

(e)	certain events in bankruptcy, insolvency or reorganization;

(f)	a default under any bond, debenture, note, mortgage, indenture or other evidence of indebtedness for money borrowed by Rouse (or by any Subsidiary, the repayment of which Rouse has guaranteed or for which Rouse is directly responsible or liable as obligor or guarantor) having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled within 10 days after written notice as provided in the Indenture; and

(g)	any other Event of Default provided with respect to debt securities of that series. (Section 501) No Event of Default with respect to a particular series of debt securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of debt securities issued thereunder.

The Trustee shall, within 90 days after the occurrence of a default with respect to debt securities of any series, give all holders of debt securities of such series then outstanding notice of all uncured defaults known to it (the term default to mean the events specified above without grace periods), provided that, except in the case of a default in the payment of principal of and any premium or interest on any debt security of any series, or in the payment of any sinking fund installment with respect to debt securities of any series, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of all holders of debt securities of such series then outstanding. (Trust Indenture Act of 1939)

If an Event of Default with respect to Outstanding debt securities of any series shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502) For information as to waiver of defaults, see “Modification and Waiver.”

Reference is made to the prospectus supplement relating to each series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

The Indenture provides that the Trustee will be under no obligation, subject to the duty of the Trustee during the default to act with the required standard of care, to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 601) Subject to such provisions for indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the debt securities of that series. (Section 512)

Rouse will furnish to the Trustee annually a certificate as to compliance by Rouse with all conditions and covenants under the Indenture. (Section 1004)

Consolidation, Merger, Sale, Conveyance and Lease

The Indenture permits Rouse to consolidate or merge with or into any other entity or entities, or to sell, convey or lease all or substantially all of its Assets to any other entity authorized to acquire and operate the same; provided, however, that

(i)	the Person (if other than Rouse) formed by such consolidation, or into which Rouse is merged or which acquires or leases substantially all of the Assets of Rouse, expressly assumes Rouse’s obligations on debt securities issued under the Indenture and under the Indenture itself,

(ii)	Rouse or such successor entity shall not immediately after such consolidation or merger, or such sale, conveyance or lease, be in default in the performance of any covenant or condition of the Indenture,

(iii)	Rouse or such successor entity shall not, immediately after giving effect to such consolidation or merger, or such sale, conveyance or lease, have a Ratio Calculation of less than 1.1 to 1 and

(iv)	certain other conditions are met. (Section 801)

Satisfaction, Discharge and Defeasance

The prospectus supplement will state if any defeasance provisions will apply to the Offered Debt Securities.

The Indenture provides that, if applicable, Rouse will be discharged from any and all obligations in respect of the debt securities of any series issued under the Indenture (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, to maintain paying agencies and to hold monies for payment in trust) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations (as defined) which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on the debt securities of such series on the respective Stated Maturities in accordance with the terms of the Indenture and the debt securities of such series. Such a trust may only be established if, among other things, Rouse has delivered to the Trustee an Opinion of Counsel to the effect that Rouse has received from, or there has been published by, the Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. (Sections 1302 and 1304)

The Indenture provides that, if applicable, Rouse shall be released from its obligations with respect to such debt securities then outstanding under Sections 1005 through 1009, inclusive, Section 1011 and Section 801 of the Indenture and such other obligations as shall be set forth in any supplemental indenture for the debt securities, and the occurrence of an Event of Default specified in Sections 501(3),

501(4) (with respect to any of Sections 1005 through 1009, inclusive, Section 1011 and Section 801 and such other obligations), 501(5) and 501(8) of the Indenture shall be deemed not to result in an Event of Default, upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations (as defined) which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on the debt securities of such series on the Stated Maturities in accordance with the terms of the Indenture and the debt securities of such series. The obligations of Rouse under the Indenture and the debt securities of such series other than with respect to the covenants referred to above and the Events of Default other than the Event of Default referred to above shall remain in full force and effect. Such a trust may only be established if, among other things, Rouse has delivered to the Trustee an Opinion of Counsel (who may be an employee of or counsel for Rouse) to the effect that the Holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the event Rouse exercises this option with respect to the debt securities of any series as described above and the debt securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the debt securities of such series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from such Event of Default. However, Rouse shall remain liable for such payments. (Sections 1303 and 1304)

Modification and Waiver

Modifications and amendments of the Indenture may be made by Rouse and the Trustee with the consent of the Holders of a majority in principal amount of the Outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding debt security affected thereby,

(a)	change the Stated Maturity of the principal of, or any installment of principal of or interest on, any debt security,

(b)	reduce the principal amount of, or any premium or interest on, any debt security,

(c)	reduce the amount of principal of an Original Issue Discount Security or other security payable upon acceleration of the Maturity thereof,

(d)	change the place or currency of payment of principal of, or any premium or interest on, any debt security,

(e)	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security,

(f)	reduce the percentage in principal amount of Outstanding debt securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture,

(g)	reduce the percentage in principal amount of Outstanding debt securities of any series necessary for waiver of certain defaults or

(h)	modify such provisions with respect to modification and waiver. (Section 902)

The Holders of a majority in principal amount of the Outstanding debt securities of any series may on behalf of the Holders of all debt securities of that series waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of or premium, if any, or interest on any debt security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding debt security of that series affected. (Section 513)

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the law of the State of New York, but without regard to principles of conflict of laws. (Section 112)

Concerning the Trustee

The First National Bank of Chicago, a national banking association duly organized and existing under the laws of the United States of America, with its principal offices at One First National Plaza, Suite 0126, Chicago, Illinois 60670, will act as Trustee for the benefit of the Holders of the debt securities under the Indenture. The Trustee also serves as the trustee under the indenture in respect of (i) Rouse’s $120,000,000 aggregate principal amount of 8.5% Notes due January 15, 2003, (ii) Rouse’s $150,000,000 aggregate issue amount of Medium-Term Notes due Nine Months or More from Date of Issue and (iii) $141,753,000 aggregate principal amount of 9 1/4% Junior Subordinated Debentures due 2025. Rouse maintains other banking relationships with the Trustee in the ordinary course of business, including (i) maintaining a $450,000,000 unsecured revolving line of credit in which the Trustee is a participating lender and the Administrative Agent, and a $350,000,000 unsecured term loan (which is subject to reduction in certain circumstances) that provides bridge financing for certain acquisitions by Rouse, as to which term loan the Trustee is a participating lender and the Administrative Agent and (ii) obtaining other loans from the Trustee.

SELLING SECURITYHOLDER

All of the shares of common stock (the “Shares”) and notes (the “Notes”) of Rouse offered by the selling securityholder (collectively, the “Selling Securityholder Securities”) are beneficially owned by Teachers Insurance and Annuity Association of America, a New York corporation, and were issued to the selling securityholder in connection with the sale in November, 1998 by the selling securityholder to Rouse of the selling securityholder’s interests in certain real property previously jointly owned by the selling securityholder and Rouse through Rouse-Teachers Properties, Inc., a Delaware corporation. In addition to the joint ownership of this real property and the ownership of the Shares, the selling securityholder has acted as a mortgage lender to Rouse with respect to certain real property owned by Rouse and certain of its affiliates within the past three years. Other than the joint ownership of this real property, the ownership of the Shares and the financing arrangements referred to above, the selling securityholder has had no material relationship with Rouse or any of its affiliates within the past three years. In addition to the Shares, the selling securityholder beneficially owns the number of shares of common stock set forth in the table below. Since the selling securityholder may sell all, some or none of the Shares, no estimate can be made of the aggregate number of Shares that are to be offered hereby or that will be beneficially owned by the selling securityholder upon completion of the offering contemplated by this prospectus. The terms of Notes will be described in a prospectus supplement to this prospectus.

Selling Securityholder	Number of Shares Held at November 30, 1998	Maximum Aggregate Number of Shares Which May be Offered
Teachers Insurance and Annuity Association of America	3,545,782	3,525,782

PLAN OF DISTRIBUTION

Sale of Securities by Rouse

Rouse may sell securities to or through one or more underwriters or dealers and also may sell securities directly to institutional investors or other purchasers, or through agents.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In connection with the sale of securities, underwriters or agents may receive compensation from Rouse or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters, and any discounts or commissions received by them from Rouse and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from Rouse will be described, in the related prospectus supplement.

Under agreements which may be entered into by Rouse, underwriters and agents who participate in the distribution of securities may be entitled to indemnification by Rouse against certain liabilities, including liabilities under the Securities Act, or to contribution by Rouse with respect to payments they may be required to make in respect thereof.

If so indicated in the related prospectus supplement, Rouse will authorize underwriters or other persons acting as Rouse’s agents to solicit offers by certain institutions to purchase securities from Rouse pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by Rouse. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

Until the distribution of the securities is completed, the rules of the Commission may limit the ability of underwriters and certain selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

If any underwriters create a short position in the securities in connection with the offering, i.e., if they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing securities in the open market.

Underwriters may also impose a penalty bid on certain selling group members. This means that if the underwriters purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the selling group members who sold those securities as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the securities to the extent that it discourages resales of the securities.

Neither Rouse nor any underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither Rouse nor any underwriter makes any representation that the underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

The securities may or may not be listed on a national securities exchange (other than the common stock, which is listed on the NYSE). Any common stock sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. No assurances can be given that there will be an active trading market for the securities.

Certain of the underwriters or agents and their associates may engage in transactions with and perform services for Rouse or its affiliates in the ordinary course of their respective businesses.

Sale of Selling Securityholder Securities by the Selling Securityholder

The Selling Securityholder Securities may be sold from time to time by the selling securityholder, or by pledgees, donees, transferees or other successors in interest, if any, who acquire the Selling Securityholder Securities. Sales of the Shares may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. Sales of the Notes may be made in negotiated transactions. The Shares may be sold through one or more of the following transactions: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. The Notes may be sold through one or more of the following types of transactions: (a) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and (b) transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the selling securityholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive compensation from the selling securityholder or from purchasers for whom they act in the form of discounts, concessions or commissions. Such brokers or dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.

Upon Rouse being notified by the selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of Selling Securityholder Securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by a broker or dealer, a supplemented prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (i) the name of the selling securityholder and of the participating broker-dealer(s), (ii) the number of Shares or the principal amount of Notes involved, (iii) the price at which such Selling Securityholder Securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction.

The selling securityholder has agreed to pay any brokerage fees or commissions, underwriting discounts and fees of any counsel for the selling securityholder in connection with the sale of the Selling Securityholder Securities. All expenses in connection with the registration of the Selling Securityholder Securities under this prospectus will be paid by Rouse.

Rouse has agreed to indemnify the selling securityholder for certain liabilities under the Securities Act.

The securities laws of a particular state might require that the Selling Securityholder Securities be sold in that state only through registered or licensed brokers or dealers. In addition, in certain states, the Selling Securityholder Securities may not be sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and is complied with.

EXPERTS

The consolidated financial statements and schedules of Rouse and its subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, and the statements of revenues and certain expenses of The Fashion Show, Westdale Mall and Towson Town Center for the year ended December 31, 1997, incorporated by reference in this registration statement have been incorporated by reference in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The reports on the statements of revenues and certain expenses of The Fashion Show, Westdale Mall and Towson Town Center contain a paragraph that states that the statements of revenues and certain operating expenses were prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission and are not intended to be a complete presentation of revenues and expenses.

The statements of revenues and certain operating expenses of the Fashion Place Property, Valley Fair Property and Park Meadows Mall Property for the year ended December 31, 1997, incorporated by reference in this registration statement have been incorporated by reference in reliance upon the reports of PricewaterhouseCoopers LLP, independent accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the common stock and the preferred stock will be passed upon for Rouse by Bruce I. Rothschild, Esq., Vice President and General Counsel of Rouse. The validity of the debt securities will be passed upon for Rouse by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York.

THE ROUSE COMPANY